Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AMONG

QCR HOLDINGS, INC.,

QCR ACQUISITION, LLC

AND

COMMUNITY NATIONAL BANCORPORATION

FEBRUARY 13, 2013

i

INDEX OF DEFINED TERMS

Acquiror	1
Acquiror	52
Acquiror Banking Subsidiary	52
Acquiror Benefit Plan	52
Acquiror Board	52
Acquiror Bylaws	52
Acquiror Capital Stock	52
Acquiror Capitalization Date	24
Acquiror Closing Balance Sheet	46
Acquiror Common Stock	52
Acquiror Disclosure Schedules	59
Acquiror ERISA Affiliate	53
Acquiror Financial Statements	25
Acquiror Material Contract	53
Acquiror Minimum Adjusted Net Worth	46
Acquiror Preferred Stock	24
Acquiror SEC Reports	53
Acquisition Transaction	53
Affiliate	53
Agreement	1
Articles of Merger	2
Audited Balance Sheet	9
Audited Balance Sheet Date	9
BHCA	6
Borrowing Affiliate	29
Business Day	53
Certificate of Merger	2
Closing	2
Closing Date	2
Code	1
Company	1
Company Articles of Incorporation	54
Company Bank	53
Company Benefit Plan	53
Company Board	54
Company Bylaws	54
Company Capitalization Date	8
Company Closing Balance Sheet	43
Company Common Stock	4
Company Disclosure Schedules	59
Company Employees	30
Company ERISA Affiliate	54
Company Financial Statements	9
Company Loans	10
Company Material Contracts	19

v

Company Minimum Adjusted Net Worth	43
Company Preferred Stock	8
Company Stock Certificate	4
Company Stockholder Approval	54
Company Stockholders’ Meeting	32
Company Subsequent Reports	34
Company Termination Fee	48
Confidentiality Agreement	28
Contemplated Transactions	54
Contract	54
Control, Controlling or Controlled	54
Conversion Fund	5
Covered Employees	39
CRA	54
Delaware Act	55
Disclosure Schedules	59
Dissenting Shares	6
DOL	55
Effective Time	2
Environment	55
Environmental Laws	55
Environmental Report	35
ERISA	55
Exchange Act	55
Exchange Agent	4
FDIC	55
Federal Reserve	55
FHLB	55
GAAP	55
Hazardous Materials	55
IBCA	55
Indemnified Party	36
Intellectual Property Assets	18
Interim Balance Sheet	9
Interim Financial Statements	9
Investment Securities	22
IRS	55
IRS Audit	11
IRS Guidelines	39
Knowledge	55
Legal Requirement	56
Letter of Transmittal	5
Material Adverse Effect	56
Merger	1
Merger Consideration	56
Merger Sub	1

NASDAQ Rules	56
New Plans	40
Old Plans	40
Order	56
OREO	56
Owner	57
PBGC	56
Pending Claims	35
Per Share Cash Consideration	57
Per Share Merger Consideration	57
Per Share Stock Consideration	57
Permitted Exceptions	10
Person	57
Phase I Report	34
Phase II Report	35
Previously Disclosed	59
Proceeding	57
Proxy Statement	57
Registration Statement	57
Regulatory Authority	57
Remediation Cost	35
Representative	57
Requisite Regulatory Approvals	57
SEC	57
Securities Act	57
Subsidiary	57
Superior Proposal	58
Supplemental Indentures	42
Surviving Entity	1
Tax	58
Tax Return	58
Termination Date	47
Transition Date	58
TRUPS Assumption	1
Trust	58
Trust Debentures	1
Trust Preferred Securities	1
Trusts	58
Unsolicited Proposal	58
West Bank Note	10

INDEX OF DISCLOSURE SCHEDULES

Schedule 3.1	Company Organization
Schedule 3.2	Company Subsidiary Organization
Schedule 3.4	No Conflict
Schedule 3.6	Company Subsidiary Capitalization
Schedule 3.7	Financial Statements and Reports
Schedule 3.11	Loans; Loan Loss Reserve
Schedule 3.12	Taxes
Schedule 3.13	Employee Benefits
Schedule 3.15	Legal Proceedings; Orders
Schedule 3.16	Absence of Certain Changes and Events
Schedule 3.17	Properties, Contracts and Employment Benefit Plans
Schedule 3.19	Insurance
Schedule 3.22	Insider Interests
Schedule 3.27	Investments
Schedule 3.28	Trust Preferred Securities

INDEX OF EXHIBITS

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Opinion of Company Counsel
Exhibit C	Form of Opinion of Acquiror Counsel

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (together with all exhibits and schedules, this “Agreement”) is entered into as of February 13, 2013, among QCR Holdings, Inc., a Delaware corporation (“Acquiror”), QCR Acquisition, LLC, a Delaware limited liability company and wholly-owned subsidiary of Acquiror (“Merger Sub”), and Community National Bancorporation, an Iowa corporation (“Company”).

RECITALS

A.           The boards of directors of Company, Acquiror and Merger Sub have approved, and deem it advisable and in the best interests of their respective companies and stockholders to consummate, the strategic business combination transaction provided for in this Agreement in which Company will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Merger Sub (the “Merger”) with Merger Sub as the surviving entity (sometimes referred to in such capacity as the “Surviving Entity”).

B.           The parties desire to make certain representations, warranties and agreements in connection with the Merger and also agree to certain prescribed conditions to the Merger.

C.           The parties intend that the Merger qualify as a “reorganization” under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and hereby is adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code.

D.           Company wishes to transfer to Acquiror, and Acquiror wishes to assume, upon the terms and conditions set forth herein:  (i) certain assets and certain liabilities related to the trust preferred securities (the “Trust Preferred Securities”) issued by the Trusts; and (ii) the obligations of Company pursuant to the subordinated notes issued by Company to each Trust (such obligations, the “Trust Debentures” and such transfer and assumption as described in clauses (i) and (ii), the “TRUPS Assumption”).

E.           Certain stockholders of Company have entered into a Voting Agreement, the form of which is attached hereto as Exhibit A, by which they have agreed to vote in favor of this Agreement and the consummation of the Contemplated Transactions.

AGREEMENTS

In consideration of the foregoing premises and the following mutual promises, covenants and agreements, the parties hereby agree as follows:

ARTICLE 1
THE MERGER

Section 1.1 The Merger.  Provided that this Agreement shall not prior thereto have been terminated in accordance with its express terms, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the Delaware Act and the IBCA, at the Effective Time, Company shall be merged with and into Merger Sub pursuant to the provisions of, and with the effects provided in, the Delaware Act and the IBCA, the separate corporate existence of Company shall cease and Merger Sub will be the Surviving Entity.

Section 1.2 Effective Time; Closing.

(a) Provided that this Agreement shall not prior thereto have been terminated in accordance with its express terms, the closing of the Merger (the “Closing”) shall occur through the mail or at a place that is mutually acceptable to Acquiror and Company, or if they fail to agree, at the offices of Barack Ferrazzano Kirschbaum & Nagelberg LLP, located at 200 West Madison Street, Suite 3900, Chicago, Illinois 60606, at 10:00 a.m., local time, on the date that is five (5) Business Days after the satisfaction or waiver (subject to applicable Legal Requirements) of the latest to occur of the conditions set forth in ARTICLE 8 and ARTICLE 9 (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions) or at such other time and place as Acquiror and Company may agree in writing (the “Closing Date”).  Subject to the provisions of ARTICLE 10, failure to consummate the Merger on the date and time and at the place determined pursuant to this Section 1.2 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

(b) The parties hereto agree to file on the Closing Date a certificate of merger, as contemplated by the Delaware Act (the “Certificate of Merger”), with the Secretary of State of the State of Delaware, and an articles of merger, as contemplated by the IBCA (the “Articles of Merger”), with the Secretary of State of the State of Iowa.  The Merger shall become effective as of the date and time specified in the Certificate of Merger and the Articles of Merger (the “Effective Time”).

Section 1.3 Effects of the Merger.  At the Effective Time, the effects of the Merger shall be as provided in this Agreement, the Certificate of Merger, the Articles of Merger and the applicable provisions of the Delaware Act and the IBCA.  Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, powers and franchises of Company shall be vested in the Surviving Entity, and all debts, liabilities and duties of Company shall become the debts, liabilities and duties of the Surviving Entity.

Section 1.4 Certificate of Formation.  The certificate of formation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Surviving Entity until thereafter amended in accordance with the provisions thereof and applicable Legal Requirements.

Section 1.5 Operating Agreement.  The operating agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the operating agreement of the Surviving Entity until thereafter amended in accordance with the provisions thereof and applicable Legal Requirements.

Section 1.6 Manager.  The manager of Merger Sub immediately prior to the Effective Time shall be the manager of the Surviving Entity.

Section 1.7 Absence of Control.  Subject to any specific provisions of this Agreement, it is the intent of the parties to this Agreement that neither Acquiror nor Company by reason of this Agreement shall be deemed (until consummation of the Contemplated Transactions) to control, directly or indirectly, the other party or any of its respective Subsidiaries and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of such other party or any of its respective Subsidiaries.

Section 1.8 TRUPS Assumption.  As of the Effective Time and upon the terms and conditions set forth herein:  (a) Company will sell, assign, transfer, convey and deliver to Acquiror, and Acquiror will acquire from Company, all of the rights, title and interests of Company in the Trusts, including the Common Securities, free and clear of any security interest, lien, encumbrance or other charge and all records associated therewith; (b) Acquiror will assume and discharge all of Company’s covenants, agreements and obligations under and relating to the Trust Preferred Securities and the Trust Debentures, including the due and punctual payment of interest on all of the Trust Debentures; and (c) Acquiror will cause each Trust to discharge its obligations with respect to the Trust Preferred Securities arising after the Effective Time in accordance with the terms and conditions of the agreements related to the Trust Preferred Securities and the TRUPS Assumption.

Section 1.9 Alternative Structure.  Notwithstanding anything to the contrary contained in this Agreement, before the Effective Time, the parties may mutually agree to change the method of effecting the Contemplated Transactions if and to the extent that it deems such a change to be desirable; provided, that:  (a) any such change shall not affect the U.S. federal income tax consequences of the Merger to holders of Company Common Stock; and (b) no such change shall (i) alter or change the amount or kind of the consideration to be issued to holders of Company Common Stock as consideration in the Merger or (ii) materially impede or delay consummation of the Merger.  If the parties agree to make such a change, they shall execute appropriate documents to reflect the change.

ARTICLE 2
CONVERSION OF SECURITIES IN THE MERGER

Section 2.1 Merger Consideration; Conversion of Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, Company or the holder of any of the following securities:

(a) Each membership interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and shall thereafter represent one membership interest of the Surviving Entity.

(b) Each share of common stock of Company, no par value (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be cancelled and retired pursuant to Section 2.1(c) and Dissenting Shares) shall be converted into the right to receive the Per Share Merger Consideration and thereupon shall no longer be outstanding and shall automatically be cancelled and shall cease to exist. Each certificate previously evidencing any such share of Company

Common Stock outstanding immediately prior to the Effective Time (“Company Stock Certificate”) (other than shares cancelled and retired pursuant to Section 2.1(c) and Dissenting Shares) shall thereafter represent only the right to receive, upon surrender of such certificate in accordance with Section 2.3, Per Share Merger Consideration (and cash in lieu of any fractional shares in accordance with Section 2.2).  The holders of Company Stock Certificates shall cease to have any rights with respect thereto except as otherwise provided in this Agreement or by law.

(c) Each share of Company Common Stock held as treasury stock or otherwise held by Company or Company Bank (other than in a fiduciary capacity), if any, immediately prior to the Effective Time shall automatically be cancelled and retired and cease to exist, and no Per Share Merger Consideration shall be exchanged therefor.

Section 2.2 No Fractional Shares.  Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Acquiror Common Stock shall be issued as Per Share Stock Consideration in the Merger.  Each holder of shares of Company Common Stock who would otherwise be entitled to receive a fractional share of Acquiror Common Stock pursuant to this ARTICLE 2 shall instead be entitled to receive an amount in cash (without interest) rounded to the nearest whole cent, determined by multiplying the Acquiror Common Stock Price by the fractional share of Acquiror Common Stock to which such former holder would otherwise be entitled.

Section 2.3 Exchange of Certificates.

(a) At or prior to the Effective Time, Acquiror shall authorize the issuance of and shall make available to IST Shareholder Services, Acquiror’s exchange agent (the “Exchange Agent”), for the benefit of the holders of Company Stock Certificates for exchange in accordance with this ARTICLE 2:  (i) a sufficient number of shares of Acquiror Common Stock for payment of the aggregate Per Share Stock Consideration; (ii) sufficient cash for payment of the aggregate Per Share Cash Consideration; and (iii) sufficient cash for payment of cash in lieu of any fractional shares of Acquiror Common Stock in accordance with Section 2.2.  Such amount of cash and shares of Acquiror Common Stock, together with any dividends or distributions with respect thereto paid after the Effective Time, are referred to in this ARTICLE 2 as the “Conversion Fund.”  Acquiror shall be solely responsible for the payment of any fees and expenses of the Exchange Agent.

(b) Within five (5) Business Days after the Closing Date, Acquiror shall cause the Exchange Agent to mail to each holder of record of one or more Company Stock Certificates a letter of transmittal (“Letter of Transmittal”), in a form to be agreed by the parties, which specifies, among other things, that delivery shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such certificates to the Exchange Agent, together with instructions for use in effecting the surrender of the Company Stock Certificates pursuant to this Agreement.

(c) Upon proper surrender of a Company Stock Certificate for exchange to the Exchange Agent, together with a properly completed Letter of Transmittal, duly executed, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor his, her or its portion of the Merger Consideration deliverable in respect of the shares of Company Common Stock represented by such Company Stock Certificate; thereupon such Company Stock Certificate shall forthwith be cancelled.  No interest will be paid or accrued on the Per Share Merger Consideration deliverable upon surrender of a Company Stock Certificate.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time.

(e) No dividends or other distributions declared with respect to Acquiror Common Stock and payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate until the holder thereof shall surrender such Company Stock Certificate in accordance with this ARTICLE 2.  Promptly after the surrender of a Company Stock Certificate in accordance with this ARTICLE 2, the record holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which theretofore had become payable with respect to shares of Acquiror Common Stock into which the shares of Company Common Stock represented by such Company Stock Certificate were converted at the Effective Time pursuant to Section 2.1(b).  No holder of an unsurrendered Company Stock Certificate shall be entitled, until the surrender of such Company Stock Certificate, to vote the shares of Acquiror Common Stock into which such holder’s Company Common Stock shall have been converted.

(f) Any portion of the Conversion Fund that remains unclaimed by the stockholders of Company twelve (12) months after the Effective Time shall be paid to the Surviving Entity, or its successors in interest.  Any stockholders of Company who have not theretofore complied with this ARTICLE 2 shall thereafter look only to the Surviving Entity, or its successors in interest, for the issuance of the Per Share Stock Consideration, the payment of the Per Share Cash Consideration and the payment of cash in lieu of any fractional shares deliverable in respect of such stockholders’ shares of Company Common Stock, as well as any accrued and unpaid dividends or distributions on such Per Share Stock Consideration.  Notwithstanding the foregoing, none of Acquiror, the Surviving Entity, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g) In the event any Company Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Stock Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity in its reasonable judgment, the posting by such person of a bond in such amount as the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Company Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Stock Certificate, and in accordance with this ARTICLE 2, the Per Share Merger Consideration and cash in lieu of any fractional shares deliverable in respect thereof pursuant to this Agreement.

Section 2.4 Dissenting Shares.  Notwithstanding anything to the contrary contained in this Agreement, to the extent appraisal rights are available to holders of Company Common

Stock pursuant to the provisions of any applicable Legal Requirements, including Section 490.1302 of the IBCA, any shares of Company Common Stock held by a Person who objects to the Merger, whose shares were not voted in favor of the Merger and who complies with and satisfies all of the provisions of the applicable Legal Requirements concerning the rights of such Person to dissent from the Merger and to require appraisal of such Person’s shares and who has not withdrawn such objection or waived such rights prior to the Effective Time (collectively with respect to all such Company stockholders, the “Dissenting Shares”), shall not be converted pursuant to Section 2.1, but shall become the right to receive such consideration as may be determined to be due the holder of such Dissenting Shares pursuant to applicable Legal Requirements; provided, however, that each Dissenting Share held by a Person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to applicable Legal Requirements, shall be deemed to have been converted, as of the Effective Time, into the right to receive the consideration as is determined in accordance with this ARTICLE 2.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as Previously Disclosed, Company hereby represents and warrants to Acquiror as follows:

Section 3.1 Company Organization.  Company:  (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary; (b) is registered with the Federal Reserve as a bank holding company under the federal Bank Holding Company Act of 1956, as amended (the “BHCA”); and (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted.  Company has delivered or made available to Acquiror copies of the Company Articles of Incorporation and the Company Bylaws and all amendments thereto, each of which are true, complete and correct, and in full force and effect as of the date of this Agreement.

Section 3.2 Company Subsidiary Organization.  Company Bank is a nationally-chartered bank duly organized, validly existing and in good standing under the laws of the U.S.  Each other Subsidiary of Company is duly organized, validly existing and in good standing in its state or jurisdiction of organization.  Each Subsidiary of Company has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary.  The deposit accounts of Company Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by applicable Legal Requirements, and all premiums and assessments required to be paid in connection therewith have been paid when due. Company has delivered or made available to Acquiror copies of the charter (or similar organizational documents) and bylaws of each Subsidiary of Company and all amendments, each of which are true, complete and correct, and in full force and effect as of the date of this Agreement.

Section 3.3 Authorization; Enforceability.  Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement by Company, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action, subject to the Company Stockholder Approval, and, subject to the receipt of the Requisite Regulatory Approvals, this Agreement constitutes a legal, valid and binding obligation of Company enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity.

Section 3.4 No Conflict.  Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):  (a) contravene, conflict with or result in a violation of any provision of the articles of incorporation or charter (or similar organizational documents) or bylaws, each as in effect on the date hereof, or any currently effective resolution adopted by the board of directors or stockholders of, Company or any of its Subsidiaries; (b) contravene, conflict with or result in a violation of, or give any Regulatory Authority or other Person the valid and enforceable right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Company or any of its Subsidiaries, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the Requisite Regulatory Approvals; (c) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Company Material Contract; or (d) result in the creation of any material lien, charge or encumbrance upon or with respect to any of the assets owned or used by Company or its Subsidiaries.  Except for the Requisite Regulatory Approvals and the Company Stockholder Approval, neither Company nor any of its Subsidiaries is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

Section 3.5 Company Capitalization.

(a) The authorized capital stock of Company currently consists exclusively of:  (i) 10,000,000 shares of Company Common Stock, of which, as of December 31, 2012 (the “Company Capitalization Date”), 2,087,932 shares were issued and outstanding; and (ii) 1,000,000 shares of Company’s preferred stock, no par value (“Company Preferred Stock”), of which no shares are designated and outstanding. Company does not have outstanding any bonds, debentures, notes or other debt obligations having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) with the stockholders of Company on any matter. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable.

(b) None of the shares of Company Common Stock were issued in violation of any federal or state securities laws or any other applicable Legal Requirement.  As of the date of this Agreement there are:  (i) no outstanding subscriptions, Contracts, conversion privileges, options, warrants, calls or other rights obligating Company or any of its Subsidiaries to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Company or any of its Subsidiaries; and (ii) no contractual obligations of Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any equity security of Company or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Company or its Subsidiaries.  Except as permitted by this Agreement, since the Company Capitalization Date, no shares of Company Common Stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by Company or any of its Subsidiaries and no dividends or other distributions payable in any equity securities of Company or any of its Subsidiaries have been declared, set aside, made or paid to the stockholders of Company.  Company does not own, nor has any Contract to acquire, any equity interests or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

Section 3.6 Company Subsidiary Capitalization.  All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Company are owned by Company, directly or indirectly, free and clear of any material liens, pledges, charges, claims and security interests and similar encumbrances, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid and nonassessable.  No Subsidiary of Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.  No Subsidiary of Company owns or has any Contract to acquire, any equity interests or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

Section 3.7 Financial Statements and Reports.  Schedule 3.7 sets forth true and complete copies of the following financial statements (collectively, the “Company Financial Statements”):  (a) the audited consolidated balance sheets of Company and its Subsidiaries as of December 31, 2009 and 2010 and the related statements of income, changes in stockholders’ equity and cash flows for the fiscal years then ended; (b) the audited consolidated balance sheet of Company and its Subsidiaries as of December 31, 2011 (the “Audited Balance Sheet,” and such date, the “Audited Balance Sheet Date”) and the related statements of income, changes in stockholders’ equity and cash flows for the fiscal year then ended; and (c) the unaudited consolidated interim balance sheet of Company and its Subsidiaries as of December 31, 2012 (the “Interim Balance Sheet”) and the related statement of income for the twelve-month period then ended (together with the Interim Balance Sheet, the “Interim Financial Statements”).  The Financial Company Statements are complete and correct and have been prepared in conformity with GAAP applied on a consistent basis throughout the periods involved.  Each balance sheet (including any related notes) included in the Company Financial Statements presents fairly the consolidated financial position of Company and its Subsidiaries as of the date thereof, and each income statement (including any related notes) and statement of cash flow included in the Company Financial Statements presents fairly the consolidated results of operations and cash flow, respectively, of Company and its Subsidiaries for the period set forth therein; provided, however, that the Interim Financial Statements contain all adjustments necessary for a fair presentation, subject to normal, recurring year-end adjustments (which adjustments will not be, individually or in the aggregate, material), and lack footnotes.  Each of the audited Company Financial Statements has been certified by Company’s independent auditor, who has expressed an unqualified opinion on such Company Financial Statements, and each of the unaudited or Interim Financial Statements and the Company Closing Balance Sheet (as defined in Section 8.14(a)) has been certified by Company’s chief executive officer and principal accounting officer.  The books, records and accounts of each of Company and its Subsidiaries accurately and fairly reflect, in reasonable detail, all transactions and all items of income and expense, assets and liabilities and accruals relating to Company and its Subsidiaries, as applicable.

Section 3.8 Regulatory Reports.  Company and each of its Subsidiaries has filed all forms, reports and documents required to be filed since January 1, 2011, with the FDIC, the Federal Reserve, the OCC and any other applicable federal or state securities or banking authorities.  Such forms, reports and documents:  (a) complied as to form with applicable Legal Requirements; and (b) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date hereof, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date.

Section 3.9 Books and Records.  The books of account, minute books, stock record books and other records of Company and its Subsidiaries are complete and correct in all material respects and have been maintained in accordance with Company’s business practices and all applicable Legal Requirements, including the maintenance of an adequate system of internal controls required by such Legal Requirements. The minute books of Company and each of its Subsidiaries contain accurate and complete records in all material respects of all meetings held of, and corporate action taken by, its respective stockholders, boards of directors and committees of the boards of directors.  At the Closing, all of those books and records will be in the possession of Company and its Subsidiaries.

Section 3.10 Properties.  Company and each of its Subsidiaries has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, that it purports to own, subject to no liens, mortgages, security interests, encumbrances or charges of any kind except:  (a) as noted in the most recent Company Financial Statements; (b) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established and reflected on the Company Financial Statements; (c) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements or otherwise incurred in the Ordinary Course of Business; (d) the issued and outstanding shares of the common stock of Company Bank pledged to West Bank in connection with Company’s outstanding debt obligation to West Bank (the “West Bank Note”); (e) collateral pledged to the FHLB in the Ordinary Course of Business; (f) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties; and (g) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held (collectively, the “Permitted Exceptions”).  Company and each of its Subsidiaries as lessee has the right under valid and existing leases to occupy, use, possess and control any and all of the respective property leased by it, and each such lease is valid and without default thereunder by the lessee or, to the Knowledge of Company, the lessor.  All buildings and structures owned by Company and each of its Subsidiaries lie wholly within the boundaries of the real property owned or validly leased by it, and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

Section 3.11 Loans; Loan Loss Reserve.

(a) Each loan, loan agreement, note, lease or other borrowing agreement by Company Bank, any participation therein, and any guaranty, renewal or extension thereof (the “Company Loans”) reflected as an asset on any of the Company Financial Statements or reports filed with the Regulatory Authorities is evidenced by documentation that is customary and legally sufficient in all material respects and constitutes, to the Knowledge of Company, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors rights generally or equitable principles or doctrines; provided, however, any representation made in this Section 3.11(a) will not be deemed to be a representation of the collectability of such loans.

(b) All Company Loans originated or purchased by Company Bank were made or purchased in the Ordinary Course of Business of Company Bank and in accordance with the policies of the board of directors of Company Bank; provided, however, if there were any exceptions to such policies, such exceptions were noted in the credit review documents made available to the board of directors of Company Bank.  Company Bank’s interest in all Company Loans is free and clear of any security interest, lien, encumbrance or other charge, except as noted in Section 3.11(a), and Company Bank has complied in all material respects with all Legal Requirements relating to such Company Loans.

(c) Company Bank is not a party to any Company Loan:  (i) under the terms of which the obligor is more than ninety (90) days delinquent in payment of principal or interest or in default of any other material provision as of the dates shown thereon or for which Company Bank has discontinued the accrual of interest; (ii) that has been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned” or any comparable classifications by Company Bank; (iii) that has been listed on any “watch list” or similar internal report of Company Bank; (iv) that has been the subject of any notice from any obligor of adverse environmental conditions potentially affecting the value of any collateral for such Company Loan; or (v) with respect to which, to the Knowledge of Company, potential violations of any Environmental Laws have occurred on the property serving as collateral for such Company Loan or by any obligor of such Company Loan.

(d) Company Bank’s allowance for loan and lease losses reflected in the Company Financial Statements (including footnotes thereto) was determined on the basis of Company Bank’s continuing review and evaluation of the portfolio of Company Loans under the requirements of GAAP and Legal Requirements, was established in a manner consistent with Company Bank’s internal policies, and, in the reasonable judgment of Company Bank, was adequate in all material respects under the requirements of GAAP and all Legal Requirements to provide for possible or specific losses, net of recoveries relating to Company Loans previously charged-off, on outstanding Company Loans.

(e) To the Knowledge of Company:  (i) none of the Company Loans is subject to any material offset or claim of offset; and (ii) the aggregate loan balances in excess of Company Bank’s allowance for loan and lease losses are, based on past loan loss experience, collectible in accordance with their terms (except as limited above in Section 3.11(a)) and all uncollectible loans have been charged off.

Section 3.12  Taxes.

(a) Company and each of its Subsidiaries has duly and timely filed all Tax Returns required to be filed by it on or before the Closing Date for all taxable or reporting periods ending on or before the Closing Date, and each such Tax Return is true, correct and complete in all material respects.  Company and each of its Subsidiaries has paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or to be filed) due and payable by Company and each of its Subsidiaries, or claimed to be due and payable by any Regulatory Authority, and are not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided.

(b) Subject to the pending audit of Company Bank by the IRS for the fiscal year 2010 (the “IRS Audit”), there is no claim or assessment pending or, to the Knowledge of Company, threatened against Company and its Subsidiaries for any Taxes that they owe.  Other than the IRS Audit, no audit, examination or investigation related to Taxes paid or payable by Company and each of its Subsidiaries is presently being conducted or, to the Knowledge of Company, threatened by any Regulatory Authority.  Neither Company nor its Subsidiaries are the beneficiary of any extension of time within which to file any Tax Return, and there are no liens for Taxes (other than Taxes not yet due and payable) upon any of Company’s or its Subsidiaries’ assets.

(c) Company and each of its Subsidiaries have delivered or made available to Acquiror true, correct and complete copies of all Tax Returns relating to income taxes and franchise taxes owed by Company and its Subsidiaries with respect to the last three (3) fiscal years.

(d) To the Knowledge of Company, Company and each of its Subsidiaries has not engaged in any transaction that could affect the Tax liability for any Tax Returns not closed by applicable statute of limitations:  (i) which is a “reportable transaction” or a “listed transaction” or (ii) a “significant purpose of which is the avoidance or evasion of U.S. federal income tax;” within the meaning of Sections 6662, 6662A, 6011, 6111 or 6707A of the Code or of the regulations of the U.S. Department of the Treasury promulgated thereunder or pursuant to notices or other guidance published by the IRS (irrespective of the effective dates).

(e) The merger of Community National Bank, Austin and Company Bank was a tax free merger within the meaning of Section 368(a) of the Code and no gain or loss is required to be recognized by Company and any of its Subsidiaries with respect to the merger.

Section 3.13 Employee Benefits.

(a) Schedule 3.13(a) includes a complete and correct list of each Company Benefit Plan.  Company previously has delivered to Acquiror true and complete copies of the following with respect to each Company Benefit Plan, except as provided in Section 5.11:  (i) copies of each Company Benefit Plan, and all related plan descriptions; (ii) the last three (3) years’ annual reports on Form 5500, including all schedules thereto and the opinions of independent accountants; and (iii) other material plan documents.  In addition, Company has delivered to Acquiror true and complete copies of the following:

(w)         all contracts with third party administrators, actuaries, investment managers, consultants, insurers, and independent contractors that relate to any Company Benefit Plan;

(x)         all notices and other communications that were given by Company, any Subsidiary, or any Company Benefit Plan to the IRS, the DOL, the PBGC, or any participant or beneficiary, pursuant to applicable law, within the four (4) years preceding the date of this Agreement;

(y)         all notices or other communications that were given by the IRS, the PBGC, or the DOL to Company, any Subsidiary, or any Company Benefit Plan within the four (4) years preceding the date of this Agreement; and

(z)         the name and annual salary of each director and employee of Company and Company Bank, and the profit sharing, bonus or other form of compensation (other than salary) paid or payable by Company or Company Bank to or for the benefit of each such employee for the year ended December 31, 2012, and for the current year.

(b) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will cause a payment, vesting, increase or acceleration of benefits or benefit entitlements to employees or former employees of Company or any Subsidiary under any Company Benefit Plan or any other increase in the liabilities of Company or any Subsidiary under any Company Benefit Plan as a result of the transactions contemplated by this Agreement.

(c) None of Company or any Company ERISA Affiliate maintains or participates, or has ever maintained or participated, in (i) a plan that is subject to the provisions of Title IV of ERISA or Section 412 of the Code, or (ii) a multiemployer plan within the meaning of Section 3(37) of ERISA.  None of Company or any Company ERISA Affiliate or, to their knowledge, any director or employee of Company or any Company ERISA Affiliate, or any fiduciary of any Company Benefit Plan has engaged in any transaction in violation of Section 406 or 407 of ERISA or, to Company’s Knowledge, any “prohibited transaction” (as defined in Section 4975(c)(1) of the Code) for which no exemption exists under Section 408(b) of ERISA or Section 4975(d) of the Code in connection with such Company Benefit Plan.

(d) Each Company Benefit Plan that is intended to qualify under Section 401 and related provisions of the Code is the subject of a favorable determination letter from the IRS, or satisfies the provisions of IRS Announcement 2001-77, Section II, if applicable, to the effect that it is so qualified under the Code and that its related funding instrument is tax exempt under Section 501 of the Code (or Company and its Subsidiaries are otherwise relying on an opinion letter issued to the prototype sponsor), and, to Company’s Knowledge, there are no facts or circumstances that would adversely affect the qualified status of any Company Benefit Plan or the tax-exempt status of any related trust.  Prior to Closing, Company will provide Acquiror with copies of the most recent IRS determination letters (or opinion or advisory letters) for each Company Benefit Plan that is intended to qualify under Section 401 and related provisions of the Code.

(e) Each Company Benefit Plan is, and since its inception, has been administered in material compliance with its terms and with all applicable laws, rules and regulations governing such Company Benefit Plan, including the rules and regulations promulgated by the DOL, the PBGC and the IRS under ERISA, the Code or any other applicable law.  Neither Company nor any Company ERISA Affiliate has breached any of the responsibilities, obligations or duties imposed on it by ERISA.  No Company Benefit Plan is currently the subject of a submission under IRS Employee Plans Compliance Resolution System or any similar system, nor under any DOL amnesty program, and neither Company nor any Company ERISA Affiliate anticipates any such submission of any Company Benefit Plan.

(f) Other than routine claims for benefits made in the Ordinary Course of Business, there is no litigation, claim or assessment pending or, to Company’s Knowledge, threatened by, on behalf of, or against any Company Benefit Plan or against the administrators or trustees or other fiduciaries of any Company Benefit Plan that alleges a violation of applicable state or federal law or violation of any Company Benefit Plan document or related agreement.  To Company’s Knowledge, there is no reasonable basis for any such litigation, claim or assessment.

(g) No Company Benefit Plan fiduciary or any other person has, or has had, any liability to any Company Benefit Plan participant, beneficiary or any other person under any provisions of ERISA or any other applicable law by reason of any action or failure to act in connection with any Company Benefit Plan, including any liability by any reason of any payment of, or failure to pay, benefits or any other amounts or by reason of any credit or failure to give credit for any benefits or rights.  Every Company Benefit Plan fiduciary and official is bonded to the extent required by Section 412 of ERISA.

(h) All accrued contributions and other payments to be made by Company or any Subsidiary to any Company Benefit Plan (i) through the date hereof have been made or reserves adequate for such purposes have been set aside therefor and reflected in the Company Financial Statements and (ii) through the Closing Date will have been made or reserves adequate for such purposes will have been set aside therefore and reflected in the Company Financial Statements.  None of Company or any Subsidiary is in default in performing any of its contractual obligations under any of the Company Benefit Plans or any related trust agreement or insurance contract.  There are no outstanding liabilities with respect to any Company Benefit Plan other than liabilities for benefits to be paid to participants in such Company Benefit Plan and their beneficiaries in accordance with the terms of such Company Benefit Plan.  Except to the extent reserved for and reflected in the Company Financial Statements in accordance with this subsection (h), none of Company or any Subsidiary has committed to, or announced, a change to any Company Benefit Plan that increases the cost of the Company Benefit Plan to Company or any Subsidiary.

(i) No Company Benefit Plan provides for payment of any amount which, considered in the aggregate with amounts payable pursuant to all other Company Benefit Plans, would exceed the amount deductible for federal income tax purposes by virtue of Section 280G or 162(m) of the Code.

(j) There are no obligations or liabilities, whether outstanding or subject to future vesting, for any post-retirement benefits to be paid to participants under any of the Company Benefit Plans or otherwise.  Company and its Subsidiaries have complied in all respects with the requirements for continued healthcare coverage under ERISA Section 601 et seq. and Code Section 4980B.

(k) No condition exists as a result of which Company or any Subsidiary would have any liability, whether absolute or contingent, under any Company Benefit Plan with respect to any misclassification of a person performing services for Company or any Subsidiary as an independent contractor rather than as an employee.

(l) The provisions of any Company Benefit Plan that constitutes a “non-qualified deferred compensation plan” under Code Section 409A, and the operation of any such plan, have at all times been in compliance with Code Section 409A or guidance issued thereunder.

Section 3.14 Compliance with Legal Requirements.  Company and each of its Subsidiaries hold all material licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of their respective businesses.  Company and each of its Subsidiaries is, and at all times since January 1, 2011, has been, in compliance with each material Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets.  Neither Company nor any of its Subsidiaries has received, at any time since January 1, 2009, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person regarding:  (a) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement; or (b) any actual, alleged, possible, or potential obligation on the part of Company or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement.

Section 3.15 Legal Proceedings; Orders.

(a) Since January 1, 2011, there have been, and currently are, no Proceedings or Orders pending, entered into or, to the Knowledge of Company, threatened against or affecting Company or any of its Subsidiaries or any of their respective assets, businesses, current or former directors or executive officers, or the Contemplated Transactions, that have not been fully satisfied or terminated.  No officer, director, agent or employee of Company or any of its

Subsidiaries is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the businesses of Company or any of its Subsidiaries as currently conducted.

(b) Except as noted in Schedule 3.15, neither Company nor any of its Subsidiaries:  (i) is subject to any cease and desist or other Order or enforcement action issued by; (ii) is a party to any written agreement, consent agreement or memorandum of understanding with; (iii) is a party to any commitment letter or similar undertaking to; (iv) is subject to any order or directive by; (v) is subject to any supervisory letter from; (vi) has been ordered to pay any civil money penalty, which has not been paid, by; or (vii) has adopted any policies, procedures or board resolutions at the request; of any Regulatory Authority that currently:  (x) restricts in any material respect the conduct of its business; (y) that in any manner relates to its capital adequacy; (z) restricts its ability to pay dividends or interest; or (aa) limits in any material manner its credit or risk management policies, its management or its business; nor are any of the foregoing threatened by any Regulatory Authority.

Section 3.16 Absence of Certain Changes and Events.  Since December 31, 2011, Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business, and without limiting the foregoing with respect to each, since December 31, 2012, there has not been any:

(a) change in their authorized or issued capital stock; grant of any stock option or right to purchase shares of their capital stock; issuance of any security convertible into such capital stock or evidences of indebtedness (except in connection with customer deposits); grant of any registration rights; purchase, redemption, retirement or other acquisition by them of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of their capital stock, except as reflected on the Company Financial Statements;

(b) amendment to their articles of incorporation, charter or bylaws or adoption of any resolutions by their board of directors or shareholders with respect to the same;

(c) payment or increase of any bonus, salary or other compensation to any of their shareholders, directors, officers or employees, except for normal increases in the Ordinary Course of Business or in accordance with any then-existing Company Benefit Plan, or entry into any employment, consulting, non-competition, change in control, severance or similar Contract with any shareholder, director, officer or employee, except for the Contemplated Transactions and except for any employment, consulting or similar agreement or arrangement that is not terminable at will or upon thirty (30) days’ notice or less, without penalty or premium;

(d) adoption, amendment (except for any amendment necessary to comply with any Legal Requirement) or termination of, or increase in the payments to or benefits under, any Employee Benefit Plan;

(e) damage to or destruction or loss of any of their assets or property, whether or not covered by insurance and where the resulting diminution in value individually or in the aggregate is greater than $25,000;

(f) entry into, termination or extension of, or receipt of notice of termination of any joint venture or similar agreement pursuant to any Contract or any similar transaction;

(g) except for this Agreement, entry into any new, or modification, amendment, renewal or extension (through action or inaction) of the terms of any existing, lease, Contract or license that has a term of more than one year or that involves the payment by Company Bank of more than $25,000 in the aggregate;

(h) Company Loan or commitment to make any Company Loan other than in the Ordinary Course of Business;

(i) Company Loan or commitment to make, renew, extend the term or increase the amount of any Company Loan to any Person if such Company Loan or any other Company Loans to such Person or an Affiliate of such Person is on the “watch list” or similar internal report of Company Bank, or has been classified by Company Bank or any Regulatory Authority as “substandard,” “doubtful,” “loss,” or “other loans specially mentioned” or listed as a “potential problem loan”;

(j) incurrence by them of any obligation or liability (fixed or contingent) other than in the Ordinary Course of Business;

(k) sale (other than any sale in the Ordinary Course of Business), lease or other disposition of any of their assets or properties, or mortgage, pledge or imposition of any lien or other encumbrance upon any of their material assets or properties, except:  (i) for Permitted Exceptions; or (ii) as otherwise incurred in the Ordinary Course of Business;

(l) cancellation or waiver by them of any claims or rights with a value in excess of $25,000;

(m) any investment by them of a capital nature (e.g., construction of a structure or an addition to an existing structure on property owned by Company or any of its Subsidiaries) exceeding $50,000 or aggregate investments of a capital nature exceeding $100,000;

(n) except for the Contemplated Transactions, merger or consolidation with or into any other Person, or acquisition of any stock, equity interest or business of any other Person;

(o) transaction for the borrowing or loaning of monies, or any increase in any outstanding indebtedness, other than in the Ordinary Course of Business;

(p) material change in any policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and Tax planning, accounting or any other material aspect of their business or operations, except for such changes as may be required in the opinion of the management of Company or its Subsidiaries, as applicable, to respond to then-current market or economic conditions or as may be required by any Regulatory Authorities;

(q) filing of any applications for additional branches, opening of any new office or branch, closing of any current office or branch, or relocation of operations from existing locations;

(r) discharge or satisfaction of any material lien or encumbrance on their assets or repayment of any material indebtedness for borrowed money, except for obligations incurred and repaid in the Ordinary Course of Business;

(s) entry into any Contract or agreement to buy, sell, exchange or otherwise deal in any assets or series of assets, including any investment securities, but excluding OREO, in a single transaction in excess of $25,000 in aggregate value, except for the pledging of collateral to secure public funds (including FHLB advances) or entry into any repurchase agreements in the Ordinary Course of Business;

(t) purchase or other acquisition of any investments, direct or indirect, in any derivative securities, financial futures or commodities or entry into any interest rate swap, floors and option agreements, or other similar interest rate management agreements;

(u) hiring of any employee with an annual salary in excess of $40,000, except for employees at will who are hired to replace employees who have resigned or whose employment has otherwise been terminated;

(v) agreement, whether oral or written, by it to do any of the foregoing; or

(w) to the Knowledge of Company, event or events that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Acquiror.

Section 3.17 Properties, Contracts and Employee Benefit Plans.  Except for Contracts evidencing Company Loans made by Company Bank in the Ordinary Course of Business, Schedule 3.17 lists or describes the following with respect to Company and each of its Subsidiaries:

(a) all interests in real property owned by them, including OREO, and the principal buildings and structures located thereon, together with the address of such real estate, and each lease of real property to which it is a party, identifying the parties thereto, the annual rental payable, the expiration date thereof and a brief description of the property covered, and in each case of either owned or leased real property, the proper identification, if applicable, of each such property as a branch or main office or other office;

(b) all loan and credit agreements, conditional sales Contracts or other title retention agreements or security agreements relating to money borrowed by it, exclusive of deposit agreements with customers of Company Bank entered into in the Ordinary Course of Business, agreements for the purchase of federal funds and repurchase agreements;

(c) each Contract that involves performance of services or delivery of goods or materials by it of an amount or value in excess of $25,000;

(d) each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of it in excess of $25,000;

(e) each Contract not referred to elsewhere in this Section 3.17 that:  (i) relates to the future purchase of goods or services that materially exceeds the requirements of its business at current levels or for normal operating purposes; or (ii) has a Material Adverse Effect on Company or its Subsidiaries;

(f) each lease, rental, license, installment and conditional sale agreement and other Contract affecting the ownership of, leasing of, title to or use of, any personal property (except personal property leases and installment and conditional sales agreements having aggregate payments of less than $15,000);

(g) each licensing agreement or other Contract with respect to patents, trademarks, copyrights, or other intellectual property (collectively, “Intellectual Property Assets”), including agreements with current or former employees, consultants or contractors regarding the appropriation or the nondisclosure of any of its Intellectual Property Assets;

(h) each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;

(i) each joint venture, partnership and other Contract (however named) involving a sharing of profits, losses, costs or liabilities by it with any other Person;

(j) each Contract containing covenants that in any way purport to restrict, in any material respect, the business activity of Company or its Subsidiaries or limit, in any material respect, the ability of Company or its subsidiaries to engage in any line of business or to compete with any Person;

(k) each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(l) any employment agreement, consulting agreement, non-competition, severance or change in control agreement or similar arrangement or plan with respect to each director and executive officer of Company Bank;

(m) the name of each Person who is or would be entitled pursuant to any Contract or Company Benefit Plan to receive any payment from Company Bank as a result of the consummation of the Contemplated Transactions (including any payment that is or would be due as a result of any actual or constructive termination of a Person’s employment or position following such consummation) and the maximum amount of such payment;

(n) each Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by Company Bank to be responsible for consequential damages;

(o) each Contract for capital expenditures in excess of $25,000;

(p) each warranty, guaranty or other similar undertaking with respect to contractual performance extended by Company or any of its Subsidiaries other than in the Ordinary Course of Business; and

(q) each amendment, supplement and modification in respect of any of the foregoing.

Company and each of its Subsidiaries have delivered or made available to Acquiror true, correct and complete copies of each document, plan or Contract listed and described on Schedule 3.17.

Section 3.18 No Defaults.  Each Contract identified or required to be identified on Schedule 3.13(a) and Schedule 3.17 (the “Company Material Contracts”) is in full force and effect and is valid and enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity.  To the Knowledge of Company, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a material violation or breach of, or give Company, any of its Subsidiaries or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Company Material Contract.  Except in the Ordinary Course of Business with respect to any Company Loan, neither Company nor any of its Subsidiaries has given to or received from any other Person, at any time since January 1, 2011, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Company Material Contract, that has not been terminated or satisfied prior to the date of this Agreement.  Other than in the Ordinary Course of Business, there are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate, any material amounts paid or payable to Company or any of its Subsidiaries under current or completed Company Material Contracts with any Person, and no such Person has made written demand for such renegotiation.

Section 3.19 Insurance.  Schedule 3.19 includes a description of all insurance policies and bonds owned or held by Company and its Subsidiaries with respect to their respective business, operations, properties or assets (including bankers’ blanket bond and insurance providing benefits for employees).  Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Company reasonably has determined to be prudent and consistent with industry practice.  Company and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof.  Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Company and its Subsidiaries, Company or the relevant Subsidiary thereof is the sole beneficiary of such policies.  All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.  Schedule 3.19 lists and briefly describes all claims that have been filed under such insurance policies and bonds within the past five (5) years that individually or in the aggregate exceed $10,000 and the current status of such claims.  All such claims have been filed in due and timely fashion.  None of Company or any of its Subsidiaries has had any insurance policy or bond cancelled or nonrenewed by the issuer of the policy or bond within the past five (5) years.

Section 3.20 Compliance with Environmental Laws.  There are no actions, suits, investigations, liabilities, inquiries, Proceedings or Orders involving Company or any of its Subsidiaries or any of their respective assets that are pending or, to the Knowledge of Company, threatened, nor to the Knowledge of Company is there any factual basis for any of the foregoing, as a result of any asserted failure of Company or any of its Subsidiaries of, or any predecessor thereof, to comply with any Environmental Law. No environmental clearances or other governmental approvals are required for the conduct of the business of Company or any of its Subsidiaries or the consummation of the Contemplated Transactions.  To the Knowledge of Company, neither Company nor any of its Subsidiaries is the owner of any interest in real estate on which any substances have been used, stored, deposited, treated, recycled or disposed of, which substances if known to be present on, at or under such property, would require clean up, removal or some other remedial action under any Environmental Law.  Company and each Subsidiary of Company has complied with all Environmental Laws applicable to it and its business operations.

Section 3.21 Fiduciary Accounts.  To the Knowledge of Company, Company Bank has properly administered in all respects all accounts for which it acts as fiduciary, including accounts for which it serves as trustee, agent, custodian or investment advisor, in accordance with the terms of the governing documents and applicable Legal Requirements.  None of Company, Company Bank or any of their directors, officers or employees has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct in all respects and accurately reflect the assets of such fiduciary account.

Section 3.22 Insider Interests.  No officer or director of Company or any of its Subsidiaries, any member of the Immediate Family of any such Person, and no entity that any such Person “controls” within the meaning of Regulation O of the Federal Reserve, has any Company Loan or any other agreement with Company or any of its Subsidiaries, any interest in any material property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of Company or any of its Subsidiaries.

Section 3.23 Brokerage Commissions.  None of Company or its Subsidiaries, or any of their respective Representatives, has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

Section 3.24 Approval Delays.  To the Knowledge of Company, there is no reason why the granting of any of the Requisite Regulatory Approvals would be denied or unduly delayed.  Company Bank’s most recent CRA rating was “satisfactory” or better.

Section 3.25 Labor Matters.

(a) There are no collective bargaining agreements or other labor union Contracts applicable to any employees of Company or any of its Subsidiaries. There is no labor dispute, strike, work stoppage or lockout, or, to the Knowledge of Company, threat thereof, by or with respect to any employees of Company or any of its Subsidiaries, and there has been no labor dispute, strike, work stoppage or lockout in the previous three (3) years.  There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or to the Knowledge of Company, threatened, involving employees of Company or any of its Subsidiaries. Neither Company nor any of its Subsidiaries has engaged or is engaging in any unfair labor practice. Company and its Subsidiaries are in substantial compliance with all applicable Legal Requirements respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health. No Proceeding asserting that Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act of 1935) or seeking to compel Company or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment is pending or, to the Knowledge of Company, threatened with respect to Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Regulatory Authority.

(b) Neither Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Regulatory Authority relating to employees or employment practices. None of Company, any of its Subsidiaries or any of its or their executive officers has received within the past three (3) years any written notice of intent by any Regulatory Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to Company or any of its Subsidiaries and, to the Knowledge of Company, no such investigation is in progress.

Section 3.26 Intellectual Property.  Each of Company and its Subsidiaries has the unrestricted right and authority, and the Surviving Entity and its Subsidiaries will have the unrestricted right and authority from and after the Effective Time, to use all Intellectual Property Assets as is necessary to enable them to conduct and to continue to conduct all material phases of the businesses of Company and its Subsidiaries in the manner presently conducted by them, and, to the Knowledge of Company, such use does not, and will not, conflict with, infringe on or violate any patent, copyright, trademark, service mark, trade name or any other right of any Person.

Section 3.27 Investments.

(a) Set forth on Schedule 3.27(a) is a complete and correct list and description as of December 31, 2012, of all investment and debt securities, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell that are owned by Company or its Subsidiaries, other than, with respect to Company Bank, in a fiduciary or agency capacity (the “Investment Securities”).  Except as set forth on Schedule 3.27(a) with respect to each Investment Security, Company and each Subsidiary has good and marketable title to all Investment Securities held by it, free and clear of any liens, mortgages, security interests, encumbrances or charges, except for Permitted Exceptions and except to the extent such Investment Securities are pledged in the Ordinary Course of Business consistent with prudent banking practices to secure obligations of Company or Company Bank.  A complete and correct list of such pledged Investment Securities is included on Schedule 3.27(a).  The Investment Securities are valued on the books of Company and Company Bank in accordance with GAAP.

(b) Except as set forth Schedule 3.27(b) and as may be imposed by applicable securities laws, none of the Investment Securities is subject to any restriction, whether contractual or statutory, that materially impairs the ability of Company or a Subsidiary to dispose of such investment at any time.  With respect to all material repurchase agreements to which Company or a Subsidiary is a party, Company or Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.

(c) None of Company or its Subsidiaries has sold or otherwise disposed of any Investment Securities in a transaction in which the acquiror of such Investment Securities or other person has the right, either conditionally or absolutely, to require Company or a Subsidiary to repurchase or otherwise reacquire any such Investment Securities.

(d) There are no interest rate swaps, caps, floors, option agreements or other interest rate risk management arrangements to which Company or its Subsidiaries is bound.

Section 3.28 Trust Preferred Securities.  Company has performed, or has caused each Trust to perform, all of the obligations required to be performed by it and is not in default under the terms of the Trust Debentures or the Trust Preferred Securities or any agreements related thereto.

Section 3.29 Section 280G Payments.  Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment that would be deemed an “excess parachute payment” under Section 280G of the Code.

Section 3.30 Accuracy of Information Furnished.  Neither any representation nor warranty of Company in, nor any Company Disclosure Schedule to, this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.  No notice given pursuant to Section 5.4 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances under which they were made, not misleading.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Except as Previously Disclosed or as disclosed in any Acquiror SEC Report filed with or furnished to the SEC prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors” or disclosure of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Acquiror and Merger Sub hereby represent and warrant to Company as follows:

Section 4.1 Organization.  Acquiror:  (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary; (b) is registered with the Federal Reserve as a bank holding company under the BHCA; and (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted.  The copies of the Acquiror Certificate of Incorporation and the Acquiror Bylaws and all amendments thereto set forth in the Acquiror SEC Reports are true, complete and correct, and in full force and effect as of the date of this Agreement. Acquiror has no Subsidiaries other than as set forth in the Acquiror SEC Reports.

Section 4.2 Acquiror Subsidiary Organization.  Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Each other Subsidiary of Acquiror, including each Acquiror Banking Subsidiary, is duly organized, validly existing and in good standing in its state or jurisdiction of organization.  Each Subsidiary of Acquiror has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary.  The deposit accounts of each Acquiror Banking Subsidiary are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by applicable Legal Requirements, and all premiums and assessments required to be paid in connection therewith have been paid when due. The copies of the charter (or similar organizational documents) and bylaws of each Subsidiary of Acquiror and all amendments thereto, which have been made available to Company, are true, complete and correct and in full force and effect as of the date of this Agreement.

Section 4.3 Authorization; Enforceability.  Acquiror and Merger Sub have the requisite corporate power and authority to enter into and perform their respective obligations under this Agreement.  The execution, delivery and performance of this Agreement by Acquiror and Merger Sub, and the consummation by them of their respective obligations under this

Agreement, have been authorized by all necessary corporate action, subject to the receipt of the Requisite Regulatory Approvals, and this Agreement constitutes a legal, valid and binding obligation of Acquiror and Merger Sub enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity.

Section 4.4 No Conflict.  Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):  (a) contravene, conflict with or result in a violation of any provision of the certificate of incorporation, certificate of formation or charter (or similar organizational documents) or bylaws or operating agreement, each as in effect on the date hereof, or any currently effective resolution adopted by the board of directors, stockholders, manager or members of, Acquiror, Merger Sub or any other of its Subsidiaries; (b) contravene, conflict with or result in a violation of, or give any Regulatory Authority or other Person the valid and enforceable right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Acquiror or any of its Subsidiaries, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the Requisite Regulatory Approvals; (c) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Acquiror Material Contract; or (d) result in the creation of any material lien, charge or encumbrance upon or with respect to any of the assets owned or used by Acquiror or any of its Subsidiaries.  Except for the Requisite Regulatory Approvals and as set forth on Schedule 4.4, none of Acquiror, Merger Sub or any other Subsidiary of Acquiror is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

Section 4.5 Acquiror Capitalization.

(a) The authorized capital stock of Acquiror currently consists exclusively of:  (i) 20,000,000 shares of Acquiror Common Stock, of which, as of December 31, 2012 (the “Acquiror Capitalization Date”), 4,918,202 shares were issued and outstanding, and 121,246 shares were held in the treasury of Acquiror; and (ii) 250,000 shares of Acquiror’s preferred stock, $1.00 par value per share (the “Acquiror Preferred Stock”), of which:  (x) 25,000 shares were designated as Series E Non-Cumulative Convertible Perpetual Preferred Stock, 25,000 of which were issued and outstanding; and (y) 40,090 shares were designated as Series F Non-Cumulative Perpetual Preferred Stock, 29,867 of which were issued and outstanding. Acquiror does not have outstanding any bonds, debentures, notes or other debt obligations having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) with the stockholders of Acquiror on any matter.  All of the issued and outstanding shares of Acquiror Capital Stock have been, and those shares of Acquiror Common Stock to be issued pursuant to the Merger will be, duly authorized and validly issued and fully paid and nonassessable.

(b) As of the Acquiror Capitalization Date, no shares of Acquiror Capital Stock were reserved for issuance except for:  (i) 355,060 shares of Acquiror Common Stock reserved for issuance in connection with stock options under the Acquiror Benefit Plans; and (ii) 228,604 shares of Acquiror Common Stock reserved for issuance pursuant to future awards under the Acquiror Benefit Plans.

(c) Except pursuant to the Acquiror Benefit Plans as set forth herein, there are, as of the date of this Agreement, no outstanding Contracts, options, agreements or other rights obligating Acquiror or any of its Subsidiaries to purchase or acquire any shares of capital stock of Acquiror.

Section 4.6 Acquiror SEC Reports; Financial Statements and Reports; Regulatory Filings.

(a) Acquiror has timely filed all Acquiror SEC Reports, and all such Acquiror SEC Reports have complied as to form in all material respects, as of their respective filing dates and effective dates, as the case may be, with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder.  The Acquiror SEC Reports were prepared in accordance with applicable Legal Requirements.  As of their respective filing dates, none of the Acquiror SEC Reports contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date.

(b) The audited consolidated financial statements contained or incorporated by reference in Acquiror’s Annual Report on Form 10-K for the year ended December 31, 2011 and the unaudited interim financial statements included in Acquiror’s most recent Quarterly Report on Form 10-Q (collectively, the “Acquiror Financial Statements”) have been prepared in conformity with GAAP applied on a consistent basis, and, together with the notes thereto, present fairly the consolidated financial position of Acquiror and its Subsidiaries at the dates shown and the consolidated results of their operations, changes in stockholders’ equity and cash flows for the periods then ended.  The interim financial statements as of, and for, the periods ending after December 31, 2011 included in Acquiror’s most recent Quarterly Report on Form 10-Q, as filed with the SEC, included all adjustments necessary for a fair presentation of the financial position of Acquiror and its subsidiaries and the results of their operations for the interim periods presented, subject to normal, recurring year-end adjustments and the omission of footnote disclosure.

(c) Acquiror and each of its Subsidiaries has filed all forms, reports and documents required to be filed since January 1, 2011, with all applicable federal or state securities or banking authorities.  Such forms, reports and documents:  (i) complied as to form with applicable Legal Requirements; and (ii) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date hereof, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date.

Section 4.7 Compliance with Legal Requirements.  Acquiror and each of its Subsidiaries hold all material licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of their respective businesses.  Each of Acquiror and each of its Subsidiaries is, and at all times since January 1, 2011, has been, in compliance with each material Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets.

Section 4.8 Legal Proceedings; Orders.

(a) Since January 1, 2011, there have been, and currently are, no Proceedings or Orders pending, entered into or, to the Knowledge of Acquiror, threatened against or affecting Acquiror or any of its Subsidiaries or any of their respective assets, businesses, or the Contemplated Transactions, that have not been fully satisfied or terminated.

(b) Since January 1, 2011, neither Acquiror nor any of its Subsidiaries:  (i) is subject to any cease and desist or other Order or enforcement action issued by; (ii) is a party to any written agreement, consent agreement or memorandum of understanding with; (iii) is a party to any commitment letter or similar undertaking to; (iv) is subject to any order or directive by; (v) is subject to any supervisory letter from; (vi) has been ordered to pay any civil money penalty, which has not been paid, by; or (vii) has adopted any policies, procedures or board resolutions at the request of; any Regulatory Authority that currently:  (x) restricts in any material respect the conduct of its business; or (y) that in any manner relates to its capital adequacy; or (z) restricts its ability to pay dividends; or (aa) limits in any material manner its credit or risk management policies, its management or its business; nor are any of the foregoing threatened by any Regulatory Authority.

Section 4.9 Absence of Certain Changes and Events.  Except as otherwise may be set forth in this Agreement, since December 31, 2011, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Acquiror.

Section 4.10 Brokerage Commissions.  Neither Acquiror nor Merger Sub has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

Section 4.11 Accuracy of Information Furnished.  Neither any representation nor warranty of Acquiror in this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.  No notice given pursuant to Section 6.1 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances under which they were made, not misleading.

ARTICLE 5
COMPANY’S COVENANTS

Section 5.1 Access and Investigation.

(a) Subject to any applicable Legal Requirement, Acquiror and its Representatives shall, at all times during normal business hours and with reasonable advance notice, have full and continuing access to the facilities, operations, records and properties of Company and each of its Subsidiaries in accordance with the provisions of this Section 5.1(a) during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement in accordance with its terms.  Acquiror and its Representatives may, during such period, make or cause to be made such reasonable investigation of the operations, records and properties of Company and each of its Subsidiaries and of their respective financial and legal conditions as Acquiror shall deem necessary or advisable to familiarize itself with such records, properties and other matters; provided, however, that such access or investigation shall not interfere materially with the normal operations of Company or any of its Subsidiaries.  Upon request, Company and each of its Subsidiaries will furnish Acquiror or its Representatives attorneys’ responses to auditors’ requests for information regarding Company or such Subsidiary, as the case may be, and such financial and operating data and other information reasonably requested by Acquiror (provided, such disclosure would not result in the waiver by Company or any of its Subsidiaries of any claim of attorney-client privilege), and will permit Acquiror and its Representatives to discuss such information directly with any individual or firm performing auditing or accounting functions for Company or such Subsidiary, and such auditors and accountants shall be directed to furnish copies of any reports or financial information as developed to Acquiror or its Representatives.  No investigation by Acquiror or any of its Representatives shall affect the representations and warranties made by Company in this Agreement.  This Section 5.1(a) shall not require the disclosure of any information the disclosure of which to Acquiror, in Company’s reasonable judgment, would be prohibited by any applicable Legal Requirement or would result in the breach of any agreement with any third party in effect on the date of this Agreement.  If any of the restrictions in the preceding sentence shall apply, Company and Acquiror will make appropriate alternative disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with any applicable Legal Requirement.

(b) Company shall allow, and cause each of its Subsidiaries to allow, to the extent not precluded by Regulatory Authorities, Representatives of Acquiror to attend, as an observer only, all meetings of the board of directors and committees of the board of directors of Company or its Subsidiaries, including any committee meetings.  Company shall give, and cause each of its Subsidiaries to give, reasonable notice to Acquiror of any such meeting and, if known, the agenda for or business to be discussed at such meeting.  Company shall provide, and cause each of its Subsidiaries to provide, to Acquiror all information provided to the directors on all such boards or members of such committees in connection with all such meetings or otherwise provided to the directors or members, and to provide any other financial reports or other analysis prepared for senior management of Company or its Subsidiaries.  It is understood by the parties that Acquiror’s Representative will not have any voting rights with respect to matters discussed at these meetings and that Acquiror is not managing the business or affairs of Company or any of its Subsidiaries.  Notwithstanding the foregoing, Acquiror shall not be permitted to attend any portion of a meeting and Company shall not be required, or cause any of its Subsidiaries, to provide Acquiror with any materials, in violation of any applicable Legal Requirement or in any case where Company has been advised by counsel that attendance by Acquiror or that Acquiror’s receipt of such materials would result in a waiver of the attorney-client privilege of Company or any of its Subsidiaries.

(c) All information obtained by Acquiror in accordance with this Section 5.1 shall be treated in confidence as provided in that certain Confidentiality Agreement dated August 2, 2012, between Company and Acquiror (the “Confidentiality Agreement”).

Section 5.2 Operation of Company and Company Subsidiaries.

(a) Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirement, or with the prior written consent of Acquiror, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, Company shall, and shall cause each of its Subsidiaries to:  (i) conduct its business in the Ordinary Course of Business in all material respects; (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships; and (iii) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Company, Merger Sub or Acquiror to obtain any of the Requisite Regulatory Approvals, to perform its covenants and agreements under this Agreement or to consummate the Contemplated Transactions.

(b) Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement, as required by an applicable Legal Requirement, or with the prior written consent of Acquiror, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, Company will not, and will cause each of its Subsidiaries not to:

(i) other than pursuant to the terms of a Contract to which Company is party, each as outstanding on the date of this Agreement:  (x) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of Company Common Stock; or (y) permit any additional shares of Company Common Stock to become subject to new grants;

(ii) make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Company Common Stock (other than dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries; or (y) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of Company Common Stock;

(iii) amend the terms of, waive any rights under, terminate, knowingly violate the terms of or enter into:  (x) any Company Material Contract; (y) any material restriction on the ability of Company or its Subsidiaries to conduct its business as it is presently being conducted; or (z) any Contract or other binding obligation relating to any class of the

Company Common Stock or rights associated therewith or any outstanding instrument of indebtedness;

(iv) enter into loan transactions not in accordance with, or consistent with, past practices of Company Bank and only on terms and conditions that, to the Knowledge of Company, are not materially more favorable than those available to the borrower from competitive sources in arm’s-length transactions;

(v) enter into any new credit or new lending relationships in excess of $150,000 with any Person and such Person’s Borrowing Affiliate (as defined below); or (y) other than incident to a reasonable loan restructuring, extend additional credit to any Person and any director or officer of, or any owner of a material interest in, such Person (any of the foregoing with respect to a Person being referred to as a “Borrowing Affiliate”) if such Person or such Borrowing Affiliate is the obligor under any indebtedness to Company or any of its Subsidiaries which constitutes a nonperforming loan or against any part of such indebtedness Company or any of its Subsidiaries has established loss reserves or any part of which has been charged-off by Company or any of its Subsidiaries;

(vi) maintain an allowance for loan and lease losses which is not adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to Company Loans previously charged off, on Company Loans and leases outstanding (including accrued interest receivable), and charge-off any Company Loans or leases that would be deemed uncollectible in accordance with GAAP or any applicable Legal Requirement and place on non-accrual any Company Loans or leases that are past due greater than ninety (90) days;

(vii) sell, transfer, mortgage, encumber, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances, licenses, lapses, cancellations, abandonments or other dispositions or discontinuances in the Ordinary Course of Business and in a transaction that, together with other such transactions, is not material to Company and its Subsidiaries, taken as a whole;

(viii) buy or sell any security held, or intended to be held, for investment not in accordance with its current investment policy;

(ix) acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business) all or any portion of the assets, business, deposits or properties of any other entity;

(x) amend the Company Articles of Incorporation or the Company Bylaws, or similar governing documents of any of its Subsidiaries;

(xi) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;

(xii) except as permitted by this Agreement or as required by any applicable Legal Requirement or the terms of any Company Benefit Plan existing as of the date hereof:  (x) increase in any manner the compensation or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of Company or its Subsidiaries (collectively, “Company Employees”), other than an increase of the aggregate compensation of Company Employees, each in the Ordinary Course of Business, of not more than three percent (3%) of the aggregate compensation of all Company Employees as of the date of this Agreement; (y) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any Company Employee (or newly hired employees); (z) accept as Previously Disclosed, accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Company Benefit Plans; (aa) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan; or (bb) materially change any actuarial assumptions used to calculate funding obligations with respect to any Company Benefit Plan that is required by applicable Legal Requirements to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable Legal Requirement;

(xiii) incur or guarantee any indebtedness for borrowed money other than in the Ordinary Course of Business;

(xiv) enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies;

(xv) settle any action, suit, claim or proceeding against it or any of its Subsidiaries, except for an action, suit, claim or proceeding that is settled in an amount and for consideration not in excess of $50,000 and that would not:  (x) impose any material restriction on the business of Company or its Subsidiaries; or (y) create precedent for claims that is reasonably likely to be material to it or its Subsidiaries;

(xvi) make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;

(xvii) make or change any material Tax elections, change or consent to any change in it or its Subsidiaries’ method of accounting for Tax purposes (except as required by applicable Tax law), take any material position on any material Tax Return filed on or after the date of this Agreement, settle or compromise any material Tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of Taxes, surrender any right to claim a refund for a material amount of Taxes, or file any material amended Tax Return; or

(xviii) agree to take, make any commitment to take, or adopt any resolutions of the Company Board in support of, any of the actions prohibited by this Section 5.2.

Section 5.3 Negative Covenant.  Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing, Company shall, and shall cause each of its Subsidiaries to, refrain, without the prior written consent of Acquiror, from taking any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 3.16 is likely to occur.  In addition, Company shall, and shall cause Company Bank to, refrain from taking any actions outside its Ordinary Course of Business to increase the Company Minimum Adjusted Net Worth (as defined in Section 8.14(a)) except through normal banking operations, consistent with past practice.

Section 5.4 Advice of Changes.  Between the date of this Agreement and Closing, Company shall promptly notify Acquiror in writing if Company attains Knowledge of any fact or condition that causes or constitutes a breach of any of the representations and warranties of Company as of the date of this Agreement, or if Company attains Knowledge of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.  If any such fact or condition would require any change in the Company Disclosure Schedules if the Company Disclosure Schedules were dated the date of the occurrence or discovery of any such fact or condition, Company will promptly deliver to Acquiror a supplement to the Company Disclosure Schedules specifying such change.  During the same period, Company will promptly notify Acquiror of the occurrence of any breach of any covenant of Company in this Agreement or of the occurrence of any event that might reasonably be expected to make the satisfaction of the conditions in ARTICLE 8 impossible or unlikely.

Section 5.5 Other Offers.  During the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Company will not, and will cause each of its Subsidiaries and their respective Representatives not to, (i) solicit, initiate or encourage any inquiries or proposals from, (ii) discuss or negotiate with, provide any nonpublic information to, or (iii) consider the merits of any unsolicited inquiries or proposals from, any Person (other than Acquiror) relating to any potential Acquisition Transaction.  Notwithstanding the foregoing, in the event that the Company Board determines in good faith and after consultation with outside legal counsel, that an Unsolicited Proposal, which does not result from a breach of this Section 5.5, constitutes or is reasonably likely to result in a Superior Proposal and that failure to pursue such Unsolicited Proposal is reasonably likely to result in a breach of its fiduciary duties under any applicable Legal Requirement, the Company Board may, so long as Company complies at all times with its obligations under this Section 5.5(i) above:  (a) furnish information with respect to Company and its Subsidiaries to such Person making such Unsolicited Proposal pursuant to a customary confidentiality agreement; (b) participate in discussions or negotiations regarding such Unsolicited Proposal; and (c) terminate this Agreement in order to concurrently enter into an agreement with respect to such Unsolicited Proposal; provided, however, that the Company Board may not terminate this Agreement pursuant to this Section 5.5 unless and until:  (x) five (5) Business Days have elapsed following the delivery to Acquiror of a written notice of such determination by the Company Board and during such five (5) Business-Day period, Company otherwise cooperates with Acquiror with the intent of enabling the parties to engage in good faith negotiations so that the Contemplated Transactions may be effected: and (y) at the end of such five (5) Business-Day period the Company Board continues, in good faith and after consultation with outside legal counsel, to believe the Unsolicited Proposal at issue constitutes a Superior Proposal.  In addition to the foregoing obligations of Company, Company shall immediately advise Acquiror orally and in writing of any request for information or of any Unsolicited Proposal, the material terms and conditions of such request or Unsolicited Proposal.  Company shall keep Acquiror reasonably informed of the status and details (including amendments or proposed amendments) of any such request or Unsolicited Proposal, including the status of any discussions or negotiations with respect to any Superior Proposal.

Section 5.6 Stockholders’ Meeting.  Company shall, as promptly as reasonably practicable after the date the Registration Statement is declared effective, take all action necessary, including as required by and in accordance with the IBCA, the Company Articles of Incorporation and the Company Bylaws to duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”) for the purpose of obtaining the Company Stockholder Approval.  Company and the Company Board will solicit proxies for the adoption and approval of this Agreement and the Contemplated Transactions from Company stockholders.  Company and Company Board will recommend that Company stockholders vote in favor of this Agreement, and Company and the Company Board will not withdraw, qualify or adversely modify (or publicly propose or resolve to withdraw, qualify or adversely modify) the Company Board’s recommendation to Company’s stockholders that Company’s stockholders vote in favor of the adoption and approval of this Agreement and the Contemplated Transactions, including the Merger.

Section 5.7 Information Provided to Acquiror.  Company agrees that the information concerning Company or any of its Subsidiaries that is provided or to be provided by Company to Acquiror for inclusion or that is included in the Registration Statement and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will:  (a) at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or (b) in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Company Stockholders’ Meeting, not be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy Statement shall be mailed.  Notwithstanding the foregoing, Company shall have no responsibility for the truth or accuracy of any information with respect to Acquiror or any of its Subsidiaries or any of their Affiliates contained in the Registration Statement or in any document submitted to, or other communication with, any Regulatory Authority.

Section 5.8 Operating Functions.  Company and Company Bank shall cooperate with Acquiror in connection with planning for the efficient and orderly combination of the parties  and in preparing for the consolidation of appropriate operating functions to be effective on the

Effective Date or such later date as Acquiror may decide. Company shall take any action Acquiror may reasonably request prior to the Effective Time to facilitate any combination of the operations of Company Bank with Acquiror’s operations, including those of Acquiror’s subsidiaries. Without limiting the foregoing, Company shall provide office space and support services (and other reasonably requested support and assistance) in connection with the foregoing, and senior officers of Company and Acquiror shall meet from time to time as Company or Acquiror may reasonably request, to review the financial and operational affairs of Company and Company Bank, and Company shall give due consideration to Acquiror’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement:  (a) Acquiror shall not under any circumstance be permitted to exercise control of Company, Company Bank or any of Company’s other Subsidiaries prior to the Effective Time; (b) neither Company nor any of its Subsidiaries shall be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust laws; and (c) neither Company nor any of its Subsidiaries shall be required to agree to any material obligation that is not contingent upon the consummation of the Merger.

Section 5.9 Company Voting Agreement.  Concurrently with the execution and delivery of this Agreement, Company shall cause to be executed and delivered to Acquiror a voting agreement, in the form attached hereto as Exhibit A, approving this Agreement and the consummation of the Contemplated Transactions, executed by the stockholders of Company named therein.

Section 5.10 Employment Agreements.  Concurrently with the execution and delivery of this Agreement, Company shall cause to be executed and delivered to Acquiror an employment agreement in a form acceptable to the parties, signed by Josef M. Vich and Stacey J. Bentley, to be effective at the Effective Time.

Section 5.11 Company Benefit Plans.

(a) Company will, prior to Closing, provide to Acquiror copies of any documents referenced in Section 3.13 that were not provided prior to the execution of this Agreement.  At the request of Acquiror, Company will take all appropriate action to amend or terminate, prior to the Effective Time, any Company Benefit Plan.

(b) Prior to the Effective Time, Company shall take any and all steps necessary to effectuate the cancellation of any stock option, whether vested or unvested, issued under the Community National Bancorporation Stock Option Plan II or any other stock option plan maintained by Company.  Such steps shall include, but not be limited to, Company’s obligation to have each holder of an outstanding stock option execute a stock option cancellation agreement in a form that is reasonably acceptable to Acquiror.

(c) Prior to the Effective Time, correction will be made to the Amended and Restated Change of Control Agreements between Company Bank and each of Josef M. Vich and Stacey J. Bentley, in a manner reasonably acceptable to Acquiror, under IRS Notice 2010-6; provided, however, that to the extent correction under Notice 2010-6 requires attachment of a statement regarding correction under such Notice to an income tax return of the applicable service provider or service recipient, Company will prepare and provide such statement to

Acquiror prior to the Effective Time and Acquiror shall then attach such statement to its 2013 tax return.

Section 5.12 Company Subsequent Reports.  As soon as reasonably available after the date of this Agreement, Company will deliver to Acquiror, or cause Company Bank to deliver, as the case may be, copies of:  (a) monthly unaudited consolidated financial statements of Company in the same format as made available to Company’s management; (b) the Call Reports of Company Bank for each quarterly or annual period completed after the date of this Agreement; and (c) all other reports submitted to Regulatory Authorities after the date of this Agreement, to the extent permitted by applicable Legal Requirements (collectively, the “Company Subsequent Reports”).  Except as may be required by changes in any applicable Legal Requirement effective after the date of this Agreement, any Company Subsequent Reports containing financial data shall be prepared on a basis consistent with past accounting practices and shall fairly present in all material respects the financial condition and results of operations for the dates and periods presented.  The Company Subsequent Reports will not include any material assets or omit to state any material liabilities, absolute or contingent, or other facts, which inclusion or omission would render such Company Subsequent Reports misleading in any material respect.

Section 5.13 Title to Real Estate.  As soon as practical after the date hereof, but in any event no later than sixty (60) days after the date hereof, Company shall obtain and deliver to Acquiror, with respect to all interests in real property owned by Company and its Subsidiaries, an owner’s preliminary report of title covering a date subsequent to the date hereof, issued by a title insurance company that is reasonably acceptable to Acquiror, showing fee simple title in Company or its Subsidiary in such real property with coverage over all standard exceptions and subject to no liens, mortgages, security interests, encumbrances or charges of any kind except for any Permitted Exceptions.  The cost of obtaining any preliminary report of title discussed in this Section 5.13 shall be borne by Company.

Section 5.14 Surveys.  Acquiror may, in its discretion, within forty-five (45) days after the date hereof, require Company to provide at Acquiror’s expense and as soon as practicable prior to the Closing, a current American Land Title Association survey of any or all parcels of real property owned by Company and its Subsidiaries, other than property carried as OREO, disclosing no survey defects that would materially impair the use thereof for the purposes for which it is held or materially impair the value of such property.

Section 5.15 Environmental Investigation.

(a) Acquiror may, in its discretion, within thirty (30) Business Days of the date of this Agreement, require Company to order, at Company’s expense, a Phase I environmental site assessment to be delivered only to Acquiror for each parcel of real property in which Company or any of its Subsidiaries holds an interest (each a “Phase I Report”), conducted by an independent professional consultant reasonably acceptable to Acquiror to determine if any real property in which Company or any of its Subsidiaries holds any interest contains or gives evidence of any adverse environmental condition or any violations of Environmental Laws on any such property.  If a Phase I Report discloses any violations or adverse environmental conditions, or reports a reasonable suspicion thereof, then Acquiror may promptly obtain, at

Company’s expense, a Phase II environmental report with respect to any affected property which report shall contain an estimate of the cost of any remediation or other follow-up work that may be necessary to address those violations or conditions in accordance with applicable Legal Requirements (each a “Phase II Report,” and collectively referred to with the associated Phase I Report, an “Environmental Report”).  Acquiror shall have no duty to act upon any information produced by an Environmental Report for the benefit of Company or any of its Subsidiaries or any other Person, but shall provide such information to Company upon Company’s request.

(b) Upon receipt of the estimate of the costs of all follow-up work to an Environmental Report, Acquiror and Company shall attempt to agree upon a course of action for remediation of any adverse environmental condition or violation suspected, found to exist, or that would tend to be indicated by an Environmental Report.  The estimated total cost for completing all necessary work plans or removal or remediation actions is referred to collectively as the “Remediation Cost.”  If the aggregate Remediation Cost for the total parcels of property in which Company or its Subsidiaries holds an interest exceeds $500,000, Acquiror may, at its sole option, terminate this Agreement.  In any event, the Remediation Cost shall be deducted from the Merger Consideration and any such deduction shall be allocated to the cash portion of the Merger Consideration.  The Per Share Cash Consideration shall be reduced accordingly.

Section 5.16 Resolution of Pending Claims. Company shall attempt in good faith to settle and satisfy all pending and potential claims arising out of or relating to the matters described in Schedule 3.15 (the “Pending Claims”) and shall keep Acquiror informed of any material developments pertaining thereto; provided, however, that, without the prior written consent of Acquiror, Company will not enter into or consummate any settlement agreement pertaining to the Pending Claims.

ARTICLE 6
ACQUIROR’S COVENANTS

Section 6.1 Advice of Changes.  Between the date of this Agreement and Closing, Acquiror shall promptly notify Company in writing if Acquiror attains Knowledge of any fact or condition that causes or constitutes a breach of any of the representations and warranties of Acquiror as of the date of this Agreement, or if Acquiror attains Knowledge of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.  During the same period, Acquiror will promptly notify Company of the occurrence of any breach of any covenant of Acquiror in this Agreement or of the occurrence of any event that might reasonably be expected to make the satisfaction of the conditions in ARTICLE 9 impossible or unlikely.

Section 6.2 Information Provided to Company.  Acquiror agrees that the information concerning Acquiror or any of its Subsidiaries that is included in the Registration Statement and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Notwithstanding the foregoing, Acquiror shall have no responsibility for the truth or accuracy of any information with respect to Company or any of its Subsidiaries or any of their Affiliates contained in the Registration Statement or in any document submitted to, or other communication with, any Regulatory Authority.

Section 6.3 Director and Officer Indemnification and Insurance.

(a) From and after the Effective Time, each of Acquiror and the Surviving Entity, or its successors, shall indemnify and hold harmless, to the fullest extent permitted under applicable Legal Requirements, each current or former director, officer or employee of Company or any of its Subsidiaries or fiduciary of Company or any of its Subsidiaries under any Company Benefit Plans (each, an “Indemnified Party”), and any Person who becomes an Indemnified Party between the date hereof and the Effective Time, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time whether asserted or claimed prior to, at or after the Effective Time.  Acquiror shall also advance expenses incurred by an Indemnified Party in each such case, upon receipt of an undertaking from such Indemnified Party to repay such advanced expenses if it is determined by a final and nonappealable judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder.

(b) For a period of seven (7) years after the Effective Time, Acquiror shall maintain in effect Company’s current directors’ and officers’ liability insurance covering each Person currently covered by Company’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the Effective Time; provided, however, that in no event shall Acquiror be required to expend in the aggregate an amount in excess of one hundred and fifty percent (150%) of the amount of the aggregate premiums paid by Company for fiscal year 2012 for such purpose and, if Acquiror is unable to obtain  such policy (or substitute policy) as a result of this proviso, Acquiror shall obtain as much comparable insurance as is available by payment of such amount; provided further, that:  (i) Acquiror may substitute therefor “tail” policies the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than Company’s existing policies as of the date hereof; or (ii) Acquiror may request that Company obtain such extended reporting period coverage under Company’s existing insurance programs (to be effective as of the Effective Time).

(c) The provisions of this Section 6.3 shall survive consummation of the Merger and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her legal representatives.

Section 6.4 Authorization and Reservation of Acquiror Common Stock.  The Acquiror Board shall, as of the date hereof, authorize and reserve the maximum number of shares of Acquiror Common Stock to be issued pursuant to this Agreement and take all other necessary corporate action to consummate the Contemplated Transactions.

Section 6.5 Stock Exchange Listing.  Acquiror shall use its reasonable best efforts to cause all shares of Acquiror Common Stock issuable or to be reserved for issuance under this Agreement to be approved for listing on the NASDAQ Global Market prior to the Closing Date.

Section 6.6 Acquiror Board.  Acquiror shall take all appropriate action so that, as of the Effective Time and subject to and in accordance with the Acquiror Bylaws, the number of directors constituting the Acquiror Board shall be increased to fourteen (14) and Mike Peterson, who is currently the Chairman of the Company Board, shall be appointed as director of Acquiror to fill the vacancy created by such increase, with such individual appointed for a term expiring at the 2014 annual meeting following the Effective Time. If, prior to the Effective Time, Mike Peterson for any reason ceases to serve as a director of Company or declines to serve on Acquiror Board, then a successor to such individual who is currently an independent director of Company shall be mutually selected by Company and Acquiror and shall be duly appointed to the Acquiror Board as of the Effective Time pursuant to this Section 6.6.

ARTICLE 7
COVENANTS OF ALL PARTIES

Section 7.1 Regulatory Approvals.  Acquiror and Company and their respective Subsidiaries will cooperate and use all reasonable best efforts to as promptly as possible prepare, file, effect and obtain all Requisite Regulatory Approvals, and the parties will comply with the terms of such Requisite Regulatory Approvals.  Each of Acquiror, Merger Sub and Company will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Legal Requirements relating to the exchange of information, with respect to all substantive written information submitted to any Regulatory Authority in connection with the Requisite Regulatory Approvals. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable.  Each party agrees that it will consult with the other party with respect to obtaining all permits, consents, approvals and authorizations of all Regulatory Authorities necessary or advisable to consummate the Contemplated Transactions, and each party will keep the other party apprised of the status of material matters relating to completion of the Contemplated Transactions.  Acquiror and Company will, upon request, furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries with or to any Regulatory Authority in connection with the Contemplated Transactions (but excluding any information contained therein regarding Acquiror and its business or operations for which confidential treatment has been or will be requested).

Section 7.2 SEC Registration.  As soon as practicable following the date of this Agreement, Company and Acquiror shall prepare and Acquiror shall file with the SEC the Registration Statement, in which the Proxy Statement will be included. Acquiror shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the Contemplated Transactions.  Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to Company’s stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act.  Acquiror shall also take any action required to be taken under any applicable Legal Requirement in connection with the issuance of Acquiror Common Stock in connection with the Merger, and each party shall furnish all information concerning itself and its stockholders as may be reasonably requested in connection with any such action. Acquiror will advise Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Acquiror Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC to amend the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Acquiror shall use reasonable best efforts to respond (with the assistance of Company) as promptly as practicable to any comments of the SEC with respect thereto. If prior to the Effective Time any event occurs with respect to Company, Acquiror or any Subsidiary of Company or Acquiror, respectively, or any change occurs with respect to information supplied by or on behalf of Company or Acquiror, respectively, for inclusion in the Registration Statement that, in each case, is required to be described in an amendment of, or a supplement to, the Registration Statement, Company or Acquiror, as applicable, shall promptly notify the other of such event, and each party shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Registration Statement and, as required by applicable Legal Requirements, in disseminating the information contained in such amendment or supplement to Company’s stockholders.

Section 7.3 Publicity.  Neither Company nor Acquiror shall, and neither Company nor Acquiror shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement or, except as otherwise specifically provided in this Agreement, any disclosure of nonpublic information to a third party, concerning, the Contemplated Transactions without the prior consent (which shall not be unreasonably withheld or delayed) of Acquiror, in the case of a proposed announcement, statement or disclosure by Company, or Company, in the case of a proposed announcement, statement or disclosure by Acquiror; provided, however, that Acquiror may, without the prior consent of Company, issue or cause the publication of any press release or other public announcement to the extent required by applicable Legal Requirements or by the NASDAQ Rules.

Section 7.4 Good Faith; Cooperation.  Each of Acquiror and Company agrees to exercise good faith to satisfy the various covenants and conditions to Closing in this Agreement, and to consummate the Contemplated Transactions as promptly as practicable.  Neither Acquiror nor Company will intentionally take or intentionally permit to be taken any action that would be a breach of the terms or provisions of this Agreement.  Between the date of this Agreement and the Closing Date, each of Acquiror and Company will, and will cause each Subsidiary of Acquiror and Company, respectively, and all of their respective Affiliates and Representatives to, cooperate with respect to all filings that any party is required by any applicable Legal Requirements to make in connection with the Contemplated Transactions.  Subject to applicable Legal Requirements and the instructions of any Regulatory Authority, each party shall keep the other party reasonably apprised of the status of matters relating to the completion of the Contemplated Transactions, including promptly furnishing the other party with copies of notices or other written communications received by it or any of its Subsidiaries from any Regulatory Authority with respect to such transactions.

Section 7.5 Tax Free Reorganization.

(a) The parties intend that the Merger qualify as a reorganization within the meaning of Section 368(a) and related sections of the Code and that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code.  From and after the date of this Agreement and until the Effective Time, each of Company and Acquiror shall use its commercially reasonable efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Following the Effective Time, neither Acquiror nor any Affiliate of Acquiror knowingly shall take any action, cause any action to be taken, fail to take any action, or cause any action to fail to be taken, which action or failure to act could prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(b) As of the date hereof, Company does not know of any reason:  (i) why it would not be able to deliver to counsel to Company and counsel to Acquiror, at the date of the legal opinions referred to in Sections 8.9 and 9.9, certificates substantially in compliance with IRS published advance ruling guidelines, with reasonable or customary exceptions and modifications thereto (the “IRS Guidelines”), to enable counsel to Acquiror and counsel to Company to deliver the legal opinions contemplated by Sections 8.9 and 9.9, respectively, and Company hereby agrees to deliver such certificates effective as of the date of such opinions; or (ii) why counsel to Company would not be able to deliver the opinion required by Section 9.9. Company will deliver such certificates to counsel to Company and counsel to Acquiror.

(c) As of the date hereof, Acquiror does not know of any reason:  (i) why it would not be able to deliver to counsel to Acquiror and counsel to Company, at the date of the legal opinions referred to in Sections 8.9 and 9.9, certificates substantially in compliance with the IRS Guidelines, to enable counsel to Acquiror and counsel to Company to deliver the legal opinions contemplated by Sections 8.9 and 9.9, respectively, and Acquiror hereby agrees to deliver such certificates effective as of the date of such opinions; or (ii) why counsel to Acquiror would not be able to deliver the opinion required by Section 8.9. Acquiror will deliver such certificates to counsel to Acquiror and counsel to Company.

Section 7.6 Employees and Employee Benefits.

(a) All individuals employed by Company or any of its Subsidiaries immediately prior to the Closing (“Covered Employees”) shall automatically become employees of Acquiror as of the Closing for the purposes of the Acquiror Benefit Plans. Following the Closing, Acquiror shall, or shall cause the Surviving Entity to, maintain employee benefit plans and compensation opportunities for the benefit of Covered Employees that provide employee benefits and compensation opportunities that, in the aggregate, are substantially similar to the employee benefits and compensation opportunities that are made available to similarly-situated employees of Acquiror under the Acquiror Benefit Plans; provided,however, that:  (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen Acquiror Benefit Plan; (ii) until such time as Acquiror shall cause Covered Employees to participate in the

Acquiror Benefit Plans, a Covered Employee’s continued participation in the Company Benefit Plans shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the Acquiror Benefit Plans may commence at different times with respect to each Acquiror Benefit Plan); and (iii) if any Covered Employee is terminated by Acquiror other than for cause, as reasonably determined in the sole discretion of Acquiror, on or before the first anniversary of the Closing, such Covered Employee shall be eligible to receive severance in an amount equal to one (1) week’s base salary, as in effect immediately prior to such termination, for each whole year of continuous service with Company and Acquiror.

(b) For all purposes (other than purposes of benefit accruals) under the Acquiror Benefit Plans providing benefits to the Covered Employees (the “New Plans”), each Covered Employee shall be credited with his or her years of service with Company and its Subsidiaries and their respective predecessors to the same extent as such Covered Employee was entitled to credit for such service under any applicable Company Benefit Plan in which such Covered Employee participated or was eligible to participate immediately prior to the Transition Date; provided, however, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service.

(c) In addition, and without limiting the generality of the foregoing, as of the Transition Date, Acquiror shall, or shall cause the Surviving Entity to, use commercially reasonable efforts to provide that:  (i) each Covered Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is similar in type to an applicable Company Benefit Plan in which such Covered Employee was participating immediately prior to the Transition Date (such Company Benefit Plans prior to the Transition Date collectively, the “Old Plans”); (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision or similar benefits to any Covered Employee, all pre-existing condition exclusions and actively-at-work requirements of such New Plan shall be waived for such Covered Employee and his or her covered dependents, unless such conditions would not have been waived under the Old Plan in which such Covered Employee, as applicable, participated or was eligible to participate immediately prior to the Transition Date; and (iii) any eligible expenses incurred by such Covered Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the Transition Date shall be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Covered Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

ARTICLE 8
CONDITIONS PRECEDENT TO OBLIGATIONS OF ACQUIROR AND MERGER SUB

The obligations of Acquiror and Merger Sub to consummate the Contemplated Transactions and to take the other actions required to be taken by Acquiror and Merger Sub at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Acquiror, in whole or in part):

Section 8.1 Accuracy of Representations and Warranties.  All of the representations and warranties of Company set forth in this Agreement (except to the extent such representations and warranties expressly relate to an earlier date) shall be true and correct with the same force and effect as if all of such representations and warranties were made at the Closing Date except for any untrue or incorrect representations or warranties that individually or in the aggregate do not have a Material Adverse Effect on Company.

Section 8.2 Performance of Company.  Company shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date.

Section 8.3 Stockholder Approvals.  The Company Stockholder Approval shall have been obtained.  The total number of the Dissenting Shares shall be no greater than ten percent (10%) of the number of Company Common Stock outstanding as of the date of this Agreement.

Section 8.4 No Proceedings.  Since the date of this Agreement, there must not have been commenced or threatened against Company or any of its Subsidiaries any Proceeding:  (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would have a Material Adverse Effect on Company.

Section 8.5 Regulatory Approvals.  All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and there shall not be any action taken, or any Legal Requirement enacted, entered, enforced or deemed applicable to the Contemplated Transactions, by any Regulatory Authority, in connection with the grant of a Requisite Regulatory Approval, which shall have imposed a restriction or condition on, or requirement of, such approval that would, after the Effective Time, reasonably be expected to restrict or burden Acquiror:  (a) in connection with the Contemplated Transactions; or (b) with respect to the business or operations of Acquiror or any of its Subsidiaries, in any manner in the case of either (a) or (b) that would have a Material Adverse Effect on Acquiror (after giving effect to the Merger).

Section 8.6 Registration Statement.  The Registration Statement shall have become effective under the Securities Act. No stop order shall have been issued or threatened by the SEC that suspends the effectiveness of the Registration Statement, and no Proceeding shall have been commenced or be pending or threatened for such purpose.

Section 8.7 Officers’ Certificate.  Acquiror shall have received a certificate signed on behalf of Company by an executive officer of Company certifying as to the matters set forth in Sections 8.1 and 8.2.

Section 8.8 Opinion of Counsel.  Acquiror shall have received the opinion of Davis, Brown, Koehn, Shors & Roberts, P.C., counsel for Company, dated as of the Closing Date, and in form substantially similar to Exhibit B and reasonably satisfactory to Acquiror and its counsel.

Section 8.9 Tax Opinion.  Acquiror shall have received a written opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP, in form and substance reasonably satisfactory to

Acquiror, dated as of the Closing Date, to the effect that:  (a) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (b) each of Acquiror and Company will be a party to that reorganization within the meaning of Section 368(b) of the Code; and (c) no gains or loss will be recognized by Acquiror or Merger Sub in the Merger.

Section 8.10 Supplemental Indentures.  Company shall deliver, or cause to be delivered, to Acquiror an assignment and assumption agreement or supplemental indenture, in a form satisfactory to the Trustees and Acquiror, to effectuate the TRUPS Assumption, for each Trust, assigning all of Company’s covenants, agreements and obligations under the Trust Debentures to Acquiror (the “Supplemental Indentures”), signed by a duly authorized officer of Company, and any and all other documentation and consents required by the Trustees.  Furthermore, Company shall have paid, in full, all interest payments due and outstanding on the Trust Preferred Securities.

Section 8.11 West Bank Note.  Company shall deliver, or cause to be delivered, to Acquiror an assignment and assumption agreement, in a form satisfactory to West Bank and Acquiror, to effectuate the assumption by Acquiror of the West Bank Note, assigning all of Company’s covenants, agreements and obligations under the West Bank Note to Acquiror, signed by a duly authorized officer of Company, and any and all other documentation and consents required by West Bank.  Furthermore, Company shall have paid, in full, all principal and interest payments due on the West Bank Note through the Effective Time.

Section 8.12 Stock Exchange Listing.  The shares of Acquiror Common Stock to be issued or reserved for issuance in connection with the Merger shall have been approved for listing on the NASDAQ Global Market, subject to official notice of issuance.

Section 8.13 No Material Adverse Effect.  From the date of this Agreement to the Closing, there shall be and have been no change in the financial condition, assets or business of Company or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect on Company.

Section 8.14 Minimum Net Worth.

(a) Company shall have delivered to Acquiror a closing balance sheet for Company as of the Closing Date reflecting Company’s good faith estimate of the accounts of Company and its Subsidiaries, as applicable, as of the Closing Date (which, for the avoidance of doubt, shall include net income estimated to be earned by Company and Company Bank through and including the Closing Date), prepared in conformity with past practices and policies of Company and its Subsidiaries and in accordance with GAAP applied on a basis consistent with the preparation of the Company Financial Statements, and adjusted to reflect the following adjustments, specification and changes: (i) the after-tax impact of any realized gains or losses on securities sold by Company after September 30, 2012 shall be disregarded for purposes of determining the estimate of consolidated stockholders’ equity as disclosed on the closing balance sheet; (ii) accumulated other comprehensive income shall be disregarded for purposes of determining the estimate of consolidated stockholders’ equity as disclosed on the closing balance sheet; and (iii) the after-tax impact of all expenses paid or incurred or projected to be paid or incurred by Company in connection with this Agreement and the Contemplated Transactions shall be deducted from the estimate of consolidated stockholders’ equity as disclosed on the closing balance sheet.  Acquiror shall have had an opportunity to review and comment on such estimated balance sheet.  Such estimated closing balance sheet, as revised to reflect any comments agreed to by Company and Acquiror, is referred to as the “Company Closing Balance Sheet”.

(b) If the Company Closing Balance Sheet reflects Company’s consolidated stockholders’ equity equal to or greater than $18,031,404 (the “Company Minimum Adjusted Net Worth”), then there will be no adjustment to the Merger Consideration.  If the Company Closing Balance Sheet reflects Company’s consolidated stockholders’ equity less than the Company Minimum Adjusted Net Worth, subject to Acquiror’s termination right in Section 10.1(j), the Merger Consideration shall be reduced as set forth below.

(c) If the Company Closing Balance Sheet reflects Company’s consolidated stockholders’ equity below the Company Minimum Adjusted Net Worth, the Merger Consideration shall be reduced dollar-for-dollar by an amount equal to such shortfall, and any such reduction shall be allocated to the cash portion of the Merger Consideration.  The Per Share Cash Consideration shall be reduced accordingly.  By way of example, if the Company Closing Balance Sheet reflects Company’s consolidated stockholders’ equity $1,000,000 below the Company Minimum Adjusted Net Worth and the Company has 2,087,932 shares issued and outstanding at the Closing, then the Per Share Cash Consideration shall be reduced by $0.479.

Section 8.15 Financial Covenants.

(a) Prior to Closing, Company shall have caused Company Bank to add a minimum of $400,000 to Company Bank’s allowance for loan and lease losses above the amount reflected in its financial statements dated as of December 31, 2012.

(b) Prior to Closing, Company shall have charged an amount of at least $1,028,000 to the litigation reserve of Company to cover potential losses related to the Pending Claims.

(c) The charges and reserves set forth above shall be reflected on the Company Closing Balance Sheet described above in Section 8.14(a).

Section 8.16 Consents.  Company shall have obtained or caused to be obtained (a) all written consents, if any, required under the Company Material Contracts, and (b) all other written consents, permissions and approvals as required under any agreements, contracts, appointments, indentures, plans, trusts or other arrangements with third parties required to effect the transactions contemplated by this Agreement, in each case where failure to obtain such consents, permissions and approvals would have a Material Adverse Effect on Company.

Section 8.17 Other Documents.  Acquiror shall have received at the Closing such other customary documents, certificates, or instruments as they may have reasonably requested evidencing compliance by Company with the terms and conditions of this Agreement.

ARTICLE 9
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF COMPANY

The obligations of Company to consummate the Contemplated Transactions and to take the other actions required to be taken by Company at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Company, in whole or in part):

Section 9.1 Accuracy of Representations and Warranties.  All of the representations and warranties of Acquiror and Merger Sub set forth in this Agreement (except to the extent such representations and warranties expressly relate to an earlier date) shall be true and correct with the same force and effect as if all of such representations and warranties were made at the Closing Date except for any untrue or incorrect representations or warranties that individually or in the aggregate do not have a Material Adverse Effect on Acquiror.

Section 9.2 Performance of Acquiror and Merger Sub.  Acquiror and Merger Sub shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by them under the terms of this Agreement on or prior to the Closing Date.

Section 9.3 Stockholder Approvals.  The Company Stockholder Approval shall have been obtained.

Section 9.4 No Proceedings.  Since the date of this Agreement, there must not have been commenced or threatened against Acquiror or any of its Subsidiaries any Proceeding:  (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would have a Material Adverse Effect on Acquiror.

Section 9.5 Regulatory Approvals.  All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and there shall not be any action taken, or any Legal Requirement enacted, entered, enforced or deemed applicable to the Contemplated Transactions, by any Regulatory Authority, in connection with the grant of a Requisite Regulatory Approval, which shall have imposed a restriction or condition on, or requirement of, such approval that would, after the Effective Time, reasonably be expected to restrict or burden Acquiror:  (a) in connection with the Contemplated Transactions; or (b) with respect to the business or operations of Acquiror or any of its Subsidiaries, in any manner in the case of either (a) or (b) that would have a Material Adverse Effect on Acquiror (after giving effect to the Merger).

Section 9.6 Registration Statement.  The Registration Statement shall have become effective under the Securities Act. No stop order shall have been issued or threatened by the SEC that suspends the effectiveness of the Registration Statement, and no Proceeding shall have been commenced or be pending or threatened for such purpose.

Section 9.7 Officers’ Certificate.  Company shall have received a certificate signed on behalf of Acquiror by an executive officer of Acquiror certifying as to the matters set forth in Sections 9.1 and 9.2.

Section 9.8 Opinion of Counsel.  Company shall have received the opinion Barack Ferrazzano Kirschbaum & Nagelberg LLP, counsel for Acquiror, dated as of the Closing Date, and in form substantially similar to Exhibit C and reasonably satisfactory to Company and its counsel.

Section 9.9 Tax Opinion.  Company shall have received a written opinion of Roth & Company, in form and substance reasonably satisfactory to Company and Acquiror, dated as of the Closing Date, to the effect that:  (a) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (b) each of Company and Acquiror will be a party to such reorganization within the meaning of Section 368(b) of the Code; and (c) no gain or loss will be recognized by Company in the merger; and(d) no gain or loss will be recognized by the holders of Company Common Stock upon the receipt of shares of Acquiror Common Stock in exchange for their shares of Company Common Stock in the Merger, except to the extent of any cash received in the Merger and any cash received in lieu of fractional shares of Acquiror Common Stock.

Section 9.10 Supplemental Indentures.  Acquiror shall deliver, or cause to be delivered, to Company the Supplemental Indentures, signed by a duly authorized officer of Acquiror and any and all other documentation required by the Trustees to effectuate the TRUPS Assumption.

Section 9.11 Stock Exchange Listing.  The shares of Acquiror Common Stock to be issued or reserved for issuance in connection with the Merger shall have been approved for listing on the NASDAQ Global Market, subject to official notice of issuance.

Section 9.12 Minimum Net Worth.

(a) Acquiror shall have delivered to Company a closing balance sheet for Acquiror as of the Closing Date reflecting Acquiror’s good faith estimate of the accounts of Acquiror and its Subsidiaries, as applicable, as of the Closing Date (which, for the avoidance of doubt, shall include net income estimated to be earned by Acquiror and its Subsidiaries through and including the Closing Date), prepared in conformity with past practices and policies of Acquiror and its Subsidiaries and in accordance with GAAP applied on a basis consistent with the preparation of the Acquiror Financial Statements, and adjusted to reflect the following adjustments, specification and changes:  (i) accumulated other comprehensive income shall be disregarded for purposes of determining the estimate of consolidated stockholders’ equity as disclosed on the closing balance sheet; and (ii) the after-tax impact of all expenses paid or incurred or projected to be paid or incurred by Acquiror in connection with this Agreement and the Contemplated Transactions shall be deducted from the estimate of consolidated stockholders’ equity as disclosed on the closing balance sheet.  Company shall have had an opportunity to review and comment on such estimated balance sheet.  Such estimated closing balance sheet, as revised to reflect any comments agreed to by Company and Acquiror, is referred to as the “Acquiror Closing Balance Sheet”.

(b) If the Acquiror Closing Balance Sheet reflects Acquiror’s consolidated stockholders’ equity equal to or greater than $132,999,000 (the “Acquiror Minimum Adjusted Net Worth”), then there will be no adjustment to the Merger Consideration.  If the Acquiror Closing Balance Sheet reflects Acquiror’s consolidated stockholders’ equity less than the Acquiror Minimum Adjusted Net Worth, subject to Company’s termination right in Section 10.1(k), the Merger Consideration shall be increased as set forth below.

(c) If the Acquiror Closing Balance Sheet reflects Acquiror’s consolidated stockholders’ equity below the Acquiror Minimum Adjusted Net Worth, the Merger Consideration shall be increased dollar-for-dollar by an amount equal to such shortfall, and any such increase shall be allocated to the cash portion of the Merger Consideration.  The Per Share Cash Consideration shall be increased accordingly.  By way of example, if the Acquiror Closing Balance Sheet reflects Acquiror’s consolidated stockholders’ equity $1,000,000 below the Acquiror Minimum Adjusted Net Worth and the Company has 2,087,932 shares issued and outstanding at the Closing, then the Per Share Cash Consideration shall be increased by $0.479.

Section 9.13 Other Documents.  Company shall have received at the Closing such other customary documents, certificates, or instruments as they may have reasonably requested evidencing compliance by Acquiror with the terms and conditions of this Agreement.

ARTICLE 10
TERMINATION

Section 10.1 Termination of Agreement.  This Agreement may be terminated only as set forth below, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Company:

(a) by mutual consent of the Acquiror Board and Company Board, each evidenced by appropriate written resolutions;

(b) by Acquiror if Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (except for breaches of Section 5.5 or Section 5.6, which are separately addressed in Section 10.1(g)), which breach or failure to perform, either individually or together with other such breaches, in the aggregate, if occurring or continuing on the date on which the Closing would otherwise occur would result in the failure of any of the conditions set forth in ARTICLE 8; provided, that such breach or failure is not a result of the failure by Acquiror to perform and comply in all material respects with any of its obligations under this Agreement that are to be performed or complied with by it prior to or on the date required hereunder;

(c) by Company if Acquiror shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or together with other such breaches, in the aggregate, if occurring or continuing on the date on which the Closing would otherwise occur would result in the failure of any of the conditions set forth in ARTICLE 9, provided, that such breach or failure is not a result of the failure by Company to perform and comply in all material respects with any of its obligations under this Agreement that are to be performed or complied with by it prior to or on the date required hereunder;

(d) by Acquiror or Company if:  (i) any Regulatory Authority that must grant a Requisite Regulatory Approval has denied approval of any of the Contemplated Transactions and such denial has become final and nonappealable; or (ii) any application, filing or notice for a Requisite Regulatory Approval has been withdrawn at the request or recommendation of the applicable Regulatory Authority and a petition for rehearing shall not have been granted or an amended application shall not have been accepted for filing by the applicable Regulatory Authority within the sixty (60) day period following such withdrawal;

(e) by Acquiror or Company if the Effective Time shall not have occurred at or before June 30, 2013 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to any party to this Agreement whose failure to fulfill any of its obligations (excluding warranties and representations) under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date; provided, further, the Termination Date shall be extended to July 15, 2013 if, in the reasonable judgment of Acquiror, it is necessary to delay the Merger to preserve any tax benefits pursuant to Section 382 of the Code.

(f) by Acquiror or Company if any court of competent jurisdiction or other Regulatory Authority shall have issued a judgment, Order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the Contemplated Transactions and such judgment, Order, injunction, rule, decree or other action shall have become final and nonappealable;

(g) by Acquiror if Company materially breaches any of its obligations under Section 5.5 or Section 5.6;

(h) by Company pursuant to Section 5.5;

(i) by Acquiror pursuant to Section 5.15(b);

(j) by Acquiror, if the Company Minimum Net Worth falls below $16,228,264; or

(k) by Company, if the Acquiror Minimum Net Worth falls below $119,699,100.

Section 10.2 Effect of Termination or Abandonment.  In the event of the termination of this Agreement and the abandonment of the Merger pursuant to Section 10.1, this Agreement shall become null and void, and, subject to Section 10.3, there shall be no liability of one party to the other or any restrictions on the future activities on the part of any party to this Agreement, or its respective directors, officers or stockholders, except that the Confidentiality Agreement, this Section 10.2, Section 10.3 and ARTICLE 11 shall survive the termination hereof.

Section 10.3 Fees and Expenses.

(a) Except as otherwise provided in this Section 10.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other Contemplated Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) Subject to Section 10.3(e), if this Agreement is terminated by Acquiror pursuant to Section 10.1(b), then Company shall pay to Acquiror, within ten (10) Business Days after such termination, the amount of $500,000 by wire transfer of immediately available funds to such account as Acquiror shall designate.

(c) If this Agreement is terminated by Company pursuant to Section 10.1(c), then Acquiror shall pay to Company, within ten (10) Business Days after such termination, the amount of $500,000 by wire transfer of immediately available funds to such account as Company shall designate.

(d) If this Agreement is terminated by Acquiror pursuant to Section 10.1(g) or by Company pursuant to Section 10.1(h), then Company shall pay to Acquiror, within ten (10) Business Days after such termination, the amount of $1.0 million (the “Company Termination Fee”) by wire transfer of immediately available funds to such account as Acquiror shall designate.

(e) If:  (i) this Agreement is terminated (x) by Acquiror pursuant to Section 10.1(b); or (y) by Acquiror pursuant to Section 10.1(e) and in which the termination pursuant to Section 10.1(e) was caused by the failure by Company to fulfill its obligations under this Agreement; and (ii) within twelve (12) months after such termination Company shall enter into a definitive written agreement with any Person (other than Acquiror and its Affiliates) with respect to such Acquisition Transaction; Company shall pay to Acquiror, within ten (10) Business Days after the execution of such definitive agreement, the Company Termination Fee by wire transfer of immediately available funds to such account as Acquiror shall designate; provided, however, that for purposes of this paragraph, Acquisition Transaction has the meaning ascribed thereto in Section 12.1(k), except that references in that Section to “twenty percent (20%)” shall be replaced by “fifty percent (50%).”

(f) All payments made pursuant to this Section 10.3 shall constitute liquidated damages and the receipt thereof shall be the sole and exclusive remedy of the receiving party against the party making such payment, its Affiliates and their respective directors, officers, agents and stockholders for any claims arising out of or relating in any way to this Agreement or the transactions contemplated herein; provided, however, that nothing herein shall preclude or bar the party receiving such payment from asserting or enforcing any such claim against any Person other than the party making such payment, such party’s Affiliates and their respective officers, directors, employees and stockholders.

ARTICLE 11
MISCELLANEOUS

Section 11.1 Survival.  Except for covenants that are expressly to be performed after the Closing, none of the representations, warranties and covenants contained herein shall survive beyond the Closing.

Section 11.2 Governing Law.  All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Delaware applicable to Contracts made and wholly to be performed in such state without regard to conflicts of laws.

Section 11.3 Assignments, Successors and No Third Party Rights.  Neither party to this Agreement may assign any of its rights under this Agreement (whether by operation of law or otherwise) without the prior written consent of the other party.  Any purported assignment in contravention hereof shall be null and void.  Subject to the preceding sentence, this Agreement and every representation, warranty, covenant, agreement and provision hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 11.5 without notice or liability to any other Person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 11.4 Modification.  This Agreement may be amended, modified or supplemented by the parties at any time before or after the Company Stockholder Approval is obtained; provided, however, that after the Company Stockholder Approval is obtained, there may not be, without further approval of Company’s stockholders, any amendment of this Agreement that requires further approval under applicable Legal Requirements.  This Agreement may not be amended, modified or supplemented except by an instrument in writing signed on behalf of each of the parties.

Section 11.5 Extension of Time; Waiver.  At any time prior to the Effective Time, the parties may, to the extent permitted by applicable Legal Requirements:  (a) extend the time for the performance of any of the obligations or other acts of the other party; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; or (c) waive compliance with or amend, modify or supplement any of the agreements or conditions contained in this Agreement which are for the benefit of the waiving party. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  Except as provided in ARTICLE 10, the rights and remedies of the parties to this Agreement are cumulative and not alternative.  To the maximum extent permitted by applicable Legal Requirements:  (x) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (y) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (z) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 11.6 Notices.  All notices, consents, waivers and other communications under this Agreement shall be in writing (which shall include facsimile communication) and shall be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested), mailed by registered or certified U.S. mail (return receipt requested) postage prepaid or sent by facsimile (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Acquiror, to:

QCR Holdings, Inc. 3551 7th Street Moline, Illinois 61265
Telephone:	(309) 743-7745
Facsimile:	(309) 736-3149
Attention:	Todd A. Gipple, Executive Vice President

with copies to:

Barack Ferrazzano Kirschbaum & Nagelberg LLP 200 W. Madison Street, Suite 3900 Chicago, Illinois 60606
Telephone:	(312) 629-7329
Facsimile:	(312) 984-3150
Attention:	Robert M. Fleetwood, Esq.

If to Company, to:

Community National Bancorporation 422 Commercial Street Waterloo, Iowa 50701
Telephone:	(319) 291-2000
Facsimile:	(319) 291-6760
Attention:	Josef M. Vich, President & CEO

with copies to:

Davis, Brown, Koehn, Shors & Roberts, P.C., 215 10th Street, Suite 1300 Des Moines, Iowa 50309
Telephone:	(515) 288-2500
Facsimile:	(515) 243-0654
Attention:	Robert A. Gamble, Esq.

or to such other Person or place as Company shall furnish to Acquiror or Acquiror shall furnish to Company in writing.  Except as otherwise provided herein, all such notices, consents, waivers and other communications shall be effective:  (a) if delivered by hand, when delivered; (b) if delivered by overnight delivery service, on the next Business Day after deposit with such service; (c) if mailed in the manner provided in this Section 11.6, five (5) Business Days after deposit with the U.S. Postal Service; and (d) if by facsimile, on the next Business Day.

Section 11.7 Entire Agreement.  This Agreement, the Schedules and any documents executed by the parties pursuant to this Agreement and referred to herein, together with the Confidentiality Agreement, constitute the entire understanding and agreement of the parties hereto and supersede all other prior agreements and understandings, written or oral, relating to such subject matter between the parties.

Section 11.8 Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Legal Requirements, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement unless the consummation of the Contemplated Transactions is adversely affected thereby.

Section 11.9 Further Assurances.  The parties agree:  (a) to furnish upon request to each other such further information; (b) to execute and deliver to each other such other documents; and (c) to do such other acts and things; all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

Section 11.10 Counterparts.  This Agreement and any amendments thereto may be executed in any number of counterparts (including by facsimile or other electronic means), each of which shall be deemed an original, but all of which together shall constitute one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

ARTICLE 12
DEFINITIONS

Section 12.1 Definitions.  In addition to those terms defined throughout this Agreement, the following terms, when used herein, shall have the following meanings:

(a) “Acquiror Banking Subsidiary” means Quad City Bank and Trust Company, Cedar Rapids Bank and Trust Company or Rockford Bank and Trust Company.

(b) “Acquiror Benefit Plan” means any:  (i) qualified or nonqualified “employee pension benefit plan” (as defined in Section 3(2) of ERISA) or other deferred compensation or retirement plan or arrangement; (ii) “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) or other health, welfare or similar plan or arrangement; (iii) “employee benefit plan” (as defined in Section 3(3) of ERISA); (iv) equity-based plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan) or other paid time off, compensation, severance, bonus, profit-sharing or incentive or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, and whether for the benefit of a single individual or more than one (1) individual; or (v) change in control agreement or material employment or severance agreement, in each case with respect to clauses (i) through (v) of this definition, to which contributions have at any time been made by Acquiror or any of its Subsidiaries or any Acquiror ERISA Affiliate or under which any employee, former employee, director, agent or independent contractor of Acquiror or any of its Subsidiaries or any beneficiary thereof is covered, is eligible for coverage or has benefit rights, and for which Acquiror or any of its Subsidiaries has liability, including by reason of having an Acquiror ERISA Affiliate.

(c) “Acquiror Board” means the board of directors of Acquiror.

(d) “Acquiror Bylaws” means the Bylaws of QCR Holdings, Inc., as amended.

(e) “Acquiror Capital Stock” means the Acquiror Common Stock and the Acquiror Preferred Stock, collectively.

(f) “Acquiror Certificate of Incorporation” means the Certificate of Incorporation of QCR Holdings, Inc., as amended.

(g) “Acquiror Common Stock” means the common stock, $1.00 par value per share, of Acquiror.

(h) “Acquiror ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA) that is treated as a single employer with Acquiror or any of its Subsidiaries for purposes of Section 414 of the Code.

(i) “Acquiror Material Contract” means any Contract or understanding (whether written or oral) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K.

(j) “Acquiror SEC Reports” means the annual, quarterly and other reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) filed or furnished by Acquiror with the SEC under the Securities Act, the Exchange Act, or the regulations thereunder, since January 1, 2011.

(k) “Acquisition Transaction” means, with respect to Company, any of the following:  (i) a merger or consolidation, or any similar transaction (other than the Merger) of any company with either Company or any Subsidiary of Company; (ii) a purchase, lease or other acquisition of all or substantially all the assets of either Company or any Subsidiary of Company; (iii) a purchase or other acquisition of “beneficial ownership” by any “person” or “group” (as such terms are defined in Section 13(d)(3) of the Exchange Act) (including by way of merger, consolidation, share exchange or otherwise) that would cause such person or group to become the beneficial owner of securities representing twenty percent (20%) or more of the voting power of Company or any Subsidiary of Company; or (iv) a tender or exchange offer to acquire securities representing twenty percent (20%) or more of the voting power of Company.

(l) “Affiliate” means, with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with, such specified Person.

(m) “Business Day” means any day except Saturday, Sunday and any day on which banks in Moline, Illinois, are authorized or required by law or other government action to close.

(n) “Company Bank” means Community National Bank, a nationally-chartered bank with its main office located in Waterloo, Iowa, and a wholly-owned subsidiary of Company.

(o) “Company Benefit Plan” means any:  (i) qualified or nonqualified “employee pension benefit plan” (as defined in Section 3(2) of ERISA) or other deferred compensation or retirement plan or arrangement; (ii) “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) or other health, welfare or similar plan or arrangement; (iii) “employee benefit plan” (as defined in Section 3(3) of ERISA); (iv) equity-based plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan) or other paid time off, compensation, severance, bonus, profit-sharing or incentive or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, and whether for the benefit of a single individual or more than one (1) individual; or (v) change in control agreement or material employment or severance agreement, in each case with respect to clauses (i) through (v) of this definition, to which contributions have at any time been made by Company or any of its Subsidiaries or any Company ERISA Affiliate or under which any employee, former employee, director, agent or independent contractor of Company or any of its Subsidiaries or any beneficiary thereof is covered, is eligible for coverage or has benefit rights, and for which

Company or any of its Subsidiaries has liability, including by reason of having a Company ERISA Affiliate.

(p) “Company Board” means the board of directors of Company.

(q) “Company Bylaws” means the Bylaws of Community National Bancorporation.

(r) “Company Articles of Incorporation” means the Articles of Incorporation of Community National Bancorporation.

(s) “Company ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA) that is treated as a single employer with Company or any of its Subsidiaries for purposes of Section 414 of the Code.

(t) “Company Stockholder Approval” means the adoption and approval of this Agreement and the transactions and agreements contemplated hereby by the stockholders of Company, in accordance with the IBCA and the Company Articles of Incorporation.

(u) “Contemplated Transactions” means all of the transactions contemplated by this Agreement, including:  (i) the Merger; (ii) the performance by Acquiror, Merger Sub and Company of their respective covenants and obligations under this Agreement; and (iii) Acquiror’s issuance of shares of Acquiror Common Stock pursuant to the Registration Statement and cash in exchange for shares of Company Common Stock.

(v) “Contract” means any agreement, contract, obligation, promise or understanding (whether written or oral and whether express or implied) that is legally binding:  (i) under which a Person has or may acquire any rights; (ii) under which such Person has or may become subject to any obligation or liability; or (iii) by which such Person or any of the assets owned or used by such Person is or may become bound.

(w) “Control”, “Controlling” or “Controlled” when used with respect to any specified Person, means the power to vote 25 percent (25%) or more of any class of voting securities of a Person, the power to control in any manner the election of a majority of the directors or partners of such Person, or the power to exercise a controlling influence over the management or policies of such Person.

(x) “CRA” means the Community Reinvestment Act, as amended.

(y) “Delaware Act” means the Delaware Limited Liability Company Act, as amended.

(z) “DOL” means the U.S. Department of Labor.

(aa) “Environment” means surface or subsurface soil or strata, surface waters and sediments, navigable waters, groundwater, drinking water supply and ambient air.

(bb) “Environmental Laws” means any federal, state or local law, statute, ordinance, rule, regulation, code, order, permit or other legally binding requirement applicable to the business or assets of Company or any of its Subsidiaries that imposes liability or standards of conduct with respect to the Environment and/or Hazardous Materials.

(cc) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(dd) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(ee) “FDIC” means the Federal Deposit Insurance Corporation.

(ff) “Federal Reserve” means the Board of Governors of the Federal Reserve System.

(gg) “FHLB” means the Federal Home Loan Bank of Des Moines.

(hh) “GAAP” means generally accepted accounting principles in the U.S., consistently applied.

(ii) “Hazardous Materials” means any hazardous, toxic or dangerous substance, waste, contaminant, pollutant, gas or other material that is classified as such under Environmental Laws or is otherwise regulated under Environmental Laws.

(jj) “IBCA” means the Iowa Business Corporation Act, as amended.

(kk) “IRS” means the U.S. Internal Revenue Service.

(ll) “Knowledge” means, assuming due inquiry under the facts or circumstances, the actual knowledge of the chief executive officer, president, chief financial officer, chief credit officer or general counsel of Acquiror or Company, as the context requires.

(mm) “Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other Order, constitution, law, ordinance, regulation, rule, policy statement, directive, statute or treaty.

(nn) “Material Adverse Effect” as used with respect to a party, means an event, change, effect or occurrence which, individually or together with any other event, change, effect or occurrence:  (i) is materially adverse to the business, properties, financial condition or results of operations of such party and its Subsidiaries, taken as a whole; or (ii) materially impairs the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other Contemplated Transactions on a timely basis; provided that, in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect to the extent attributable to or resulting from:  (x) changes in Legal Requirements generally affecting banks, bank holding companies or financial holding companies, and the interpretation of such Legal Requirements by courts or governmental authorities; (y) changes in GAAP or regulatory accounting requirements; (z) changes or events generally affecting banks, bank holding companies or financial holding companies, or the economy or the financial, securities or credit markets, including changes in prevailing interest rates, liquidity and quality, currency exchange rates, price levels or trading volumes in the U.S. or foreign securities markets; and (aa) the effects of the actions expressly permitted or required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the Contemplated Transactions; except with respect to clauses (x), (y) and (z), to the extent that the effects of such change are disproportionately adverse to the financial condition, results of operations or business of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate.

(oo) “Merger Consideration” means the aggregate consideration to be paid by Acquiror in the Merger, which is intended to be paid approximately thirty percent (30%) in cash and seventy percent (70%) in a number of shares of Acquiror Common Stock equal to the Aggregate Share Amount.

(pp) “NASDAQ Rules” means the listing rules of the NASDAQ Global Market.

(qq) “Order” means any award, decision, injunction, judgment, order, ruling, extraordinary supervisory letter, policy statement, memorandum of understanding, resolution, agreement, directive, subpoena or verdict entered, issued, made, rendered or required by any court, administrative or other governmental agency, including any Regulatory Authority, or by any arbitrator.

(rr) “OREO” means real estate owned by a Person and designated as “other real estate owned.”

(ss) “PBGC” means the Pension Benefit Guaranty Corporation.

(tt) “Per Share Merger Consideration” means:  (i) an amount of cash equal to $3.00, as adjusted, if necessary, in accordance with Section 5.15, Section 8.14 and Section 9.12 (the “Per Share Cash Consideration”); and (ii) 0.40 shares of Acquiror Common Stock (the “Per Share Stock Consideration”).

(uu) “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, foundation, joint venture, estate, trust, association, organization, labor union or other entity or Regulatory Authority.

(vv) “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any judicial or governmental authority, including a Regulatory Authority, or arbitrator.

(ww) “Proxy Statement” shall mean a proxy statement prepared by Acquiror and Company for use in connection with the Company Stockholders’ Meeting, all in accordance with the rules and regulations of the SEC.

(xx) “Registration Statement” means a registration statement on Form S-4 or other applicable form under the Securities Act covering the shares of Acquiror Common Stock to be issued pursuant to this Agreement, which shall include the Proxy Statement.

(yy) “Regulatory Authority” means any federal, state or local governmental body, agency, court or authority that, under applicable Legal Requirements:  (i) has supervisory, judicial, administrative, police, enforcement, taxing or other power or authority over Company, Acquiror, or any of their respective Subsidiaries; (ii) is required to approve, or give its consent to, the Contemplated Transactions; or (iii) with which a filing must be made in connection therewith.

(zz) “Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

(aaa) “Requisite Regulatory Approvals” means all necessary documentation, applications, notices, petitions, filings, permits, consents, approvals and authorizations from all applicable Regulatory Authorities for approval of the Contemplated Transactions.

(bbb) “SEC” means the Securities and Exchange Commission.

(ccc) “Securities Act” means the Securities Act of 1933, as amended.

(ddd) “Subsidiary” means with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

(eee) “Superior Proposal” means an Unsolicited Proposal that is determined in good faith by the Company Board, after consultation with Company’s financial advisor, to be on terms that are more favorable to the stockholders of Company than the Merger and has a reasonable prospect of being consummated in accordance with its terms.

(fff)  “Tax” means any tax (including any income tax, franchise tax, capital gains tax, value-added tax, sales tax, property tax, escheat tax, use tax, payroll tax, gift tax or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Regulatory Authority or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

(ggg)  “Tax Return” means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Regulatory Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

(hhh) “Transition Date” means, with respect to any Covered Employee, the date Acquiror or the Surviving Entity commences providing benefits to such employee with respect to each New Plan.

(iii) “Trust” means Community National (IA) Statutory Trust II or Community National (IA) Statutory Trust III (collectively, the “Trusts”).

(jjj) “Unsolicited Proposal” means an Acquisition Transaction that was not, after the date of this Agreement, made, encouraged, facilitated, solicited, initiated or assisted by Company, any of its Subsidiaries or any of their respective Representatives or Affiliates.

Section 12.2 Principles of Construction.

(a) In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply:  (i) actions permitted under this Agreement may be taken at any time and from time to time in the actor’s sole discretion; (ii) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or its successor, as in effect at the relevant time; (iii) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding”; (iv) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (v) indications of time of day mean Central Time; (vi) “including” means “including, but not limited to”; (vii) all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified; (viii) all words used in this Agreement will be construed to be of such gender or number as the circumstances and context require; (ix) the captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (x) any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof.

(b) The schedules of each of Company and Acquiror referred to in this Agreement (the “Company Disclosure Schedules” and the “Acquiror Disclosure Schedules,” respectively, and collectively the “Disclosure Schedules”) shall consist of items, the disclosure of which with respect to a specific party is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained herein or to one or more covenants contained herein, which Disclosure Schedules were delivered by each of Company and Acquiror to the other before the date of this Agreement.  Information furnished by Company in the Company Disclosure Schedules shall be as of the time set forth in the index to the Company Disclosure

Schedules; provided, however, that Acquiror shall have received a certificate signed on behalf of Company by an executive officer of Company certifying as of the date of this Agreement that there have been no material changes to Company’s representations and warranties under ARTICLE 3 of this Agreement.  In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.  For purposes of this Agreement, “Previously Disclosed” means information set forth by Company or Acquiror in the applicable paragraph of its Disclosure Schedules, or any other paragraph of its Disclosure Schedules (so long as it is reasonably clear from the context that the disclosure in such other paragraph of its Disclosure Schedules is also applicable to the section of this Agreement in question) or provided by Company or Acquiror prior to the date of this Agreement through the online portal constituted for the purposes of this transaction.

(c) All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

(d) With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers on the day and year first written above.

QCR Holdings, Inc.

By:	/s/ Douglas M. Hultquist

Name:	Douglas M. Hultquist

Title:	President and Chief Executive Officer

QCR Acquisition, LLC

By:	/s/ Todd A. Gipple

Name:	Todd A. Gipple

Title:	President and Secretary

Community National Bancorporation

By:	/s/ Josef M. Vich

Name:	Josef M. Vich

Title:	President and CEO

[Signature Page to Agreement and Plan of Merger]